   As filed with the Securities and Exchange Commission on May {     }, 1996
                                                    Registration No. 333-_______
                               PRELIMINARY COPIES
                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       -------------------------------

                                  FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       -------------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 6711                                  63-0574085
(State or other jurisdiction of         (Primary Standard Industrial                   (I.R.S. Employer
incorporation or organization)           Classification Code Number)                  Identification No.)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             --------------------
                               AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                With copies to:

 C. LARIMORE WHITAKER, ESQ.                              FREDERICK A. MEYER
BRADLEY, ARANT, ROSE & WHITE                            21780 STATE ROAD 54
    1400 PARK PLACE TOWER                               LUTZ, FLORIDA  33549
       2001 PARK PLACE                                     (813) 948-2265
  BIRMINGHAM, ALABAMA 35203
       (205) 521-8000
- ----------------------------                           -----------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                 Proposed maximum     Proposed maximum       Amount of
          Title of each class of              Amount to be        offering price     aggregate offering    registration
       securities to be registered             registered            per unit               price               fee
- ------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $2.50 per
   share . . . . . . . . . . . . . . .       265,719 Shares             *                  $3,664,000 **    $1,263.45
 Rights to Purchase Series A Junior
   Participating Preferred Stock . . .       118,098 Rights
========================================================================================================================

(*)   Not Applicable
(**) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

                         ---------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                            SOUTHTRUST CORPORATION

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
               PROXY STATEMENT/PROSPECTUS OF INFORMATION REQUIRED
        BY PART I OF FORM S-4 PURSUANT TO ITEM 501(b) OF REGULATION S-K


                                                                          Location or Heading In Proxy Item
                           Item                                                 Statement/Prospectus
                           ----                                                 --------------------
          1.  Forepart of Registration Statement and             Forepart of Registration Statement and Outside Front Cover Page of
              Outside Front Cover Page of                        Prospectus
              Prospectus

          2.  Inside Front and Outside Back Cover Pages of       Available Information; Incorporation of Certain Documents by
              Prospectus                                         Reference; Table of Contents

          3.  Risk Factors, Ratio of Earnings to Fixed           Summary
              Charges and Other Information

          4.  Terms of the Transaction                           Summary; The Merger; Description of Capital Stock of SouthTrust;
                                                                 Comparison of the Common Stock of SouthTrust and Lake
                                                                 State; Certain Federal Income Tax Considerations

          5.  Pro Forma Financial Information                    (*)

          6.  Material Contracts with the Company Being          Summary; The Merger
              Acquired

          7.  Additional Information Required for Reoffering     (*)
              by Persons and Parties Deemed to be Underwriters

          8.  Interests of Named Experts and Counsel             Legal Matters

          9.  Disclosure of Commission Position on               (*)
              Indemnification for Securities Act
              Liabilities

         10.  Information With Respect to S-3 Registrants        Summary

         11.  Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
              Reference

         12.  Information With Respect to S-2 or S-3             (*)
              Registrants

         13.  Incorporation of Certain Information by            (*)
              Reference

         14.  Information With Respect to Registrants            (*)
              Other Than S-3 or S-2 Registrants

         15.  Information With Respect to S-3 Companies          (*)

         16.  Information With Respect to S-2 or S-3             (*)
              Companies

         17.  Information With Respect to Companies Other        Summary; Certain Information Concerning the Business of Lake State;
              Selected than S-3 or S-2 Companies                 Selected Financial Data of Lake State; Management's Discussion and
                                                                 Analysis of Financial Condition and Results of Operations; Index
                                                                 to the Financial Statements of Lake State

         18.  Information if Proxies,  Consents or               Introduction; Summary; The Merger; Additional Information
              Authorizations are to be Solicited

         19.  Information if Proxies, Consents or                (*)
              Authorizations are not to be Solicited,
              or in an Exchange Offer



- ------------------
(*) Not Applicable

                                LAKE STATE BANK
                              21780 STATE ROAD 54
                              LUTZ, FLORIDA 33549

  ------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  ------------------------------------------------------------------------------

     Notice is hereby given that a Special Meeting of Shareholders of Lake State Bank, a Florida banking corporation ("Lake State"), will be held on {______________}, 1996 at {________}.m., local time, at 21780 State Road 54,
Lutz, Florida 33549 for the following purposes (the "Special Meeting"):

         1. to consider and vote upon the Agreement and Plan of Merger, dated as of February 28, 1996 (the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, between Lake State and SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and wholly-owned subsidiary of SouthTrust ("ST-Florida"), whereby Lake State will be merged with and into ST-Bank and the shareholders of Lake State will receive 0.84 shares of common stock of SouthTrust (subject to appropriate adjustment in the event of certain occurrences) in exchange for each outstanding share of common stock of Lake State, subject to rights of dissent and exclusive of shares of common stock of Lake State held in the treasury of Lake State, with cash being paid in lieu of any fractional shares of common stock of SouthTrust, pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

         2. to consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     Only those persons who were holders of record of the common stock of Lake State at the close of business on {______________________}, 1996, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     The Special Meeting may be adjourned from time to time without notice other than announcement at the Special Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     A Proxy Statement/Prospectus relating to and a proxy for use in connection with the Special Meeting are enclosed.

                                         By Order of the Board of Directors

                                         FREDERICK A. MEYER
                                         Chairman and President

21780 State Road 54, Lutz, Florida
{_________________}, 1996

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT LAKE STATE MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS
                               PROXY STATEMENT OF

                                LAKE STATE BANK

                   FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                       TO BE HELD {____________________}

          ------------------------------------------------------------

                THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                             SOUTHTRUST CORPORATION

                RELATING TO UP TO 265,719 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

              TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
                    LAKE STATE BANK INTO SOUTHTRUST BANK OF
                  FLORIDA, NATIONAL ASSOCIATION A WHOLLY-OWNED
                             INDIRECT SUBSIDIARY OF
                            SOUTHTRUST CORPORATION

          ------------------------------------------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION OR LAKE STATE BANK. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SOUTHTRUST CORPORATION AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SOUTHTRUST CORPORATION AND ALL INFORMATION RELATING TO LAKE STATE BANK HAS BEEN SUPPLIED BY LAKE STATE BANK.

         THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF LAKE STATE ON OR ABOUT
{_________________}, 1996.

               -------------------------------------------------

    THE SECURITIES OF SOUTHTRUST CORPORATION OFFERED IN CONNECTION WITH THE
       MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
       APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                  STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK
               DEPOSITS, ARE NOT OBLIGATIONS OF A BANK OR SAVINGS
                    ASSOCIATION, AND ARE NOT INSURED BY THE
                     FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.

   The date of this Proxy Statement/Prospectus is {_________________}, 1996.

                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Certain Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Description of SouthTrust Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Market and Dividend Information Respecting the Common Stock of SouthTrust and Lake State  . . . . . . . . . . . . . .  29
Comparison of the Common Stock of SouthTrust and Lake State . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Certain Information Concerning the Business of Lake State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Selected Financial Data of Lake State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Management's Discussion and Analysis of Financial Condition and Results of Operations . . . . . . . . . . . . . . . .  40
Beneficial Ownership of Lake State Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Index to the Financial Statements of Lake State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit A  - Agreement and Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B  - Applicable Dissent Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C  - Tax Opinion of Bradley, Arant, Rose & White  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                             AVAILABLE INFORMATION

         SouthTrust Corporation, a Delaware corporation ("SouthTrust"), is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of common stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of common stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO SOUTHTRUST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER (205) 254-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY {___________________}, 1996. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $8.00 per share ("Lake State Common Stock"), of Lake State Bank, a Florida banking corporation ("Lake State"), in connection with the solicitation of proxies by the Board of Directors of Lake State for use at a special meeting of shareholders of Lake State to be held on {____________________}, at {_________}.m., local time, at the principal executive offices of Lake State, located at 21780 State Road 54, Lutz, Florida 33549, and at any postponement or adjournment thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger, dated as of February 28, 1996 (the "Merger Agreement"), between Lake State and SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and a wholly-owned subsidiary of SouthTrust ("ST-Florida"), providing for the merger of Lake State into ST-Bank (the "Merger") and, subject to rights of dissent and exclusive of shares of Lake State Common Stock held in the treasury of Lake State, the conversion in the Merger of each outstanding share of Lake State Common Stock into 0.84 shares of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"). No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Lake State Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on the Nasdaq National Market ("Nasdaq") on the last trading day immediately preceding the Effective Time of the Merger (as defined below).

         The 0.84 shares of SouthTrust Common Stock for which each share of Lake State Common Stock may be exchanged in the Merger had an aggregate market value, based upon the average of the last sales price of SouthTrust Common Stock for the five trading days immediately preceding {_______________________}, 1996, of approximately ${___________}. See
"DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND LAKE STATE." Since the number of shares of SouthTrust Common Stock to be received for each share of Lake State Common Stock in the Merger is fixed, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock to be received in the Merger in exchange for each share of Lake State Common Stock. For additional information regarding the terms of the Merger, see the Merger Agreement which is attached hereto as Exhibit A and "THE MERGER."

         Subject to the approval of the Merger Agreement by the shareholders of Lake State and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective on the date and at the time on which the Merger is deemed effective by the Office of the Comptroller of the Currency (the "OCC") (the "Effective Time of the Merger"). It is anticipated that the Merger will become effective on or before {_______________}, 1996.

         This Proxy Statement/Prospectus was first sent or given to shareholders of Lake State on or about {_________________}, 1996. SouthTrust has filed a Registration Statement with the Commission with respect to the shares of SouthTrust Common Stock to be issued pursuant to the Merger. This document also constitutes the Prospectus of SouthTrust that is included as part of such Registration Statement. All information contained in this Proxy Statement/Prospectus pertaining to SouthTrust, ST-Florida and ST-Bank was supplied by SouthTrust, and all information contained in this Proxy Statement/Prospectus pertaining to Lake State was supplied by Lake State.

         A copy of the Merger Agreement is attached hereto as Exhibit A and incorporated herein by reference, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A.

VOTING AT THE SPECIAL MEETING

         The Board of Directors of Lake State has fixed the close of business on {___________________}, 1996 as the record date (the "Record Date") for the determination of holders of shares of Lake State Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, Lake State had outstanding 316,332 shares of Lake State Common Stock, which constituted the only outstanding class of capital stock of Lake State entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Lake State Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Lake State Common Stock entitled to vote thereon is required to approve the Merger Agreement. Each holder of record of shares of Lake State Common Stock on the Record Date is entitled to one vote for each share of such stock held of record.

         As of the Record Date, Lake State directors and executive officers (a total of 7 persons) beneficially owned a total of 207,509 shares of Lake State Common Stock, representing approximately 65.59% of the shares of Lake State Common Stock entitled to vote at the Special Meeting. All of such directors and officers have advised Lake State that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         THE BOARD OF DIRECTORS OF LAKE STATE UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF LAKE STATE."

         A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. Only votes FOR a particular matter constitute affirmative votes. Votes that are withheld or abstain, including broker non-votes, with respect to a matter are counted for quorum purposes, but since they are not cast for a particular matter such votes have the same effect as negative votes with respect to the proposal regarding the Merger Agreement. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of Lake State either an instrument revoking the proxy or a duly executed proxy bearing a later date or
(ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telecopy or personally by the directors, officers and employees of Lake State, who will receive no extra compensation for their services. The expenses of such solicitation will be paid by Lake State. Lake State will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Lake State Common Stock.

         SHAREHOLDERS OF LAKE STATE ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE WHETHER OR NOT THE SHAREHOLDER INTENDS TO ATTEND THE SPECIAL MEETING IN PERSON.

                                    SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to Lake State, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama and engaged in a full range of banking services from more than 478 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. As of December 31, 1995, SouthTrust had consolidated total assets of approximately $20.8 billion, which ranked it as the largest bank holding company headquartered in Alabama, the sixth largest banking company in the Southeast, and the 32nd largest banking company in the United States. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $11.1 billion in total assets as of December 31, 1995. Of SouthTrust's approximately $20.8 billion in assets as of December 31, 1995, approximately $11.16 billion were in Alabama, approximately $4.10 billion were in Georgia, and approximately $3.77 billion were in Florida.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Florida, Georgia, North Carolina, Mississippi, South Carolina and Tennessee. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

         During 1995, SouthTrust effected acquisitions of seven financial institutions, with total assets of approximately $713.0 million. In addition, during the first three months of 1996 SouthTrust has effected three acquisitions of financial institutions, with total assets of approximately $1.286 billion. The following table represents certain information with respect to transactions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total             Total
   Institution                           Location            Assets          Deposits            Loans(1)
- -----------------                        --------            ------          --------            -----
                                                                           (in millions)
Lake State Bank                      Lutz, Florida             $28.2            $24.1             $18.5
Prime Bank                           Boynton Beach, Florida     83.0(2)          75.0(2)           58.0(2)
First State Bank of Florida          Deltona, Florida           88.4             81.7              61.3
Heritage Bancshares, Inc.            Naples, Florida            89.4             73.8              64.9

- ---------------------------
(1) Net of unearned income
(2) As of December 31, 1995


         SouthTrust anticipates that the acquisition of First State Bank of Florida and Heritage Bancshares, Inc. will be accounted for pursuant to the purchase method of accounting. SouthTrust anticipates that the transactions with Lake State and Prime Bank, each will be accounted for as a pooling of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, the number of acquisition opportunities that may be available to SouthTrust, and the stages of development of such activity, is subject to change. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilative effect upon the SouthTrust Common Stock to be issued to holders of Lake State Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  Lake State

         Lake State was organized under the laws of the State of Florida on February 1, 1988 for the purpose of engaging in the commercial banking business. Lake State operates out of a single office in Lutz, Florida. Lake State is not a member of the Federal Reserve System but is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Lake State is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Department. See "SUPERVISION AND REGULATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF LAKE STATE."

         The business of Lake State consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Lake State's primary market areas for loans and deposits are Pasco County, Florida, and Hillsborough County, Florida, and the total population of these areas was approximately 299,000 and 865,000, respectively, as of April 1994.

         Lake State maintains its principal executive offices at 21780 State Road 54, Lutz, Florida 33549 and the telephone number at such office is (813) 948-2265.

  SouthTrust of Florida, Inc.

         ST-Florida, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns the banking subsidiaries of SouthTrust which are located in Florida, including ST-Bank.

  SouthTrust Bank of Florida

         ST-Bank is a national banking association with its main office located in St. Petersburg, Florida. As of December 31, 1995, ST-Bank operated 135 branch offices in Florida.

SPECIAL MEETING

         The Special Meeting will be held at {________}.m., local time, on {____________________}, at 21780 State Road 54, Lutz, Florida 33549 to consider and vote upon the Merger Agreement. Only holders of record of shares of Lake State Common Stock as of the close of business on {____________________}, 1996, will be entitled to notice of and to vote at the Special Meeting, including any adjournment thereof.

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of Lake State at the Special Meeting, the receipt of required regulatory approvals, and satisfaction of other conditions, Lake State will be merged into ST-Bank pursuant to the Merger Agreement. At the Effective Time of the Merger, each outstanding share of Lake State Common Stock will be converted, subject to rights of dissent and exclusive of shares of Lake State Common Stock held in the treasury of Lake State, into the right to receive 0.84 shares of SouthTrust Common Stock, which exchange ratio is subject to appropriate adjustment in the event of certain stock splits and stock dividends effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Lake State Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         The 0.84 shares of SouthTrust Common Stock for which each outstanding share of Lake State Common Stock may be exchanged in the Merger had an aggregate value, based upon the average of the last sales price of SouthTrust Common Stock for the five (5) trading days immediately preceding
{________________________}, of approximately ${________}.

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents, on behalf of ST-Florida, shall send or cause to be sent to each former holder of record of Lake State Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing such Lake State Common Stock for certificates representing the appropriate number of shares of SouthTrust Common Stock.

         Following the Merger, the existing office of Lake State will operate as a full-service branch of ST-Bank.

  Reasons for the Merger

         The Board of Directors of Lake State considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by Lake State's shareholders relative to the book value and earnings per share of Lake State Common Stock;
(b) certain information concerning the financial condition, results of operations and business prospects of Lake State and SouthTrust; (c) the marketability of Lake State Common Stock; (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable Lake State shareholders to exchange their shares of Lake State Common Stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends; (f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of Lake State did not assign any relative weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of Lake State from a financial point of view. Based on these factors, the Board of Directors of Lake State determined that the Merger was in the best interests of the shareholders of Lake State and approved the Merger Agreement.

  Vote Required

         The affirmative vote of the holders of at least a majority of the outstanding shares of Lake State Common Stock entitled to vote thereon is required to approve the Merger Agreement. Directors and executive officers of Lake State and their affiliates owned, as of the Record Date, directly or indirectly, 207,509 shares of Lake State Common Stock, constituting approximately 65.59% of the shares of Lake State Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all shares held by such persons will be voted for approval of the Merger Agreement.

  Recommendation of the Board of Directors

         THE MEMBERS OF THE BOARD OF DIRECTORS OF LAKE STATE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF LAKE STATE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF LAKE STATE RECOMMENDS THAT SHAREHOLDERS OF LAKE STATE VOTE IN FAVOR OF THE MERGER AGREEMENT. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER - Background of the Merger; Reasons for the Merger; Recommendation of the Board of Directors of Lake State."

  Interests of Certain Named Persons in the Merger

         The Merger Agreement provides that the Board of Directors of ST-Bank, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         See "THE MERGER - Interests of Certain Named Persons in the Merger" and "THE MERGER - Business and Management of Lake State Following the Merger; Plans for Business of Lake State."

  Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The respective obligations of SouthTrust and Lake State to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of Lake State's shareholders, and (iii) certain other conditions customary in transactions of this kind.

         The Merger is subject to approval by the OCC. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall occur as soon as practicable following the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, and (ii) approval by the shareholders of Lake State of the Merger Agreement.

         On or about April 2, 1996, ST-Bank filed an application with the OCC seeking approval to merge Lake State with and into ST-Bank. That application is expected to be approved on or about May 31, 1996. Following OCC approval there is a 15 day waiting period during which the Merger may not be consummated and which commences the authority of the United States Department of Justice (the "Justice Department") to challenge the Merger of Lake State into ST-Bank on antitrust grounds. This period is expected to expire on or about June 15, 1996.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto.

         See "THE MERGER - Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

  Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and Lake State, or (ii) by either SouthTrust or Lake State individually, under certain specified circumstances, including if the Merger shall not have occurred on or prior to October 31, 1996, provided that the failure to consummate the Merger on or before such date is not caused by a breach of the Merger Agreement by the party seeking to terminate. See "THE MERGER - Termination."

  Effective Time of the Merger

         The Merger will become effective on the date and at the time on which the Merger is deemed effective by the OCC. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or before {__________________}, 1996, although there can be no assurance as to whether or when the Merger will become effective. See "THE MERGER - Effective Time of the Merger."

RIGHTS OF DISSENT AND APPRAISAL

         Any holder of shares of Lake State Common Stock is entitled to dissent from the Merger and demand the fair value of the shares of Lake State Common Stock held by such holder in cash, if such dissenting shareholder follows the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus. See "THE MERGER - Rights of Dissent and Appraisal."

COMPARATIVE STOCK PRICES

         SouthTrust Common Stock is traded in the over-the-counter market through the facilities of Nasdaq. The market for shares of Lake State Common Stock is not active and during the last two years, the sales price of shares of Lake State Common Stock of which Lake State had knowledge ranged from $11.00 to $13.00 per share. The last sale of shares of Lake State Common Stock known to Lake State occurred on December 21, 1995 at a sales price of $13.00 per share.

         The following table sets forth applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.

                                                     SouthTrust                    SouthTrust
                                                    Common Stock                  Common Stock
                                                  Last Sales Price               Equivalent (3)
                                                --------------------           -------------

           {____________}, 1996(1)  . . . . .     ${_____}                      ${_____}
           {____________}, 1996(2)  . . . . .     ${_____}                      ${_____}


- ----------------------------------

(1)      Last trading day preceding the execution of the Merger Agreement.
(2) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.
(3) Pro forma equivalents calculated using the historical last sales price for SouthTrust Common Stock as of the selected date multiplied by the conversion ratio of 0.84 shares of SouthTrust Common Stock per share of Lake State Common Stock.


         Lake State's shareholders are advised to obtain current market quotations for or information regarding SouthTrust Common Stock and Lake State Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of Lake State Common Stock at any time before the Effective Time of the Merger or as to the market price of SouthTrust Common Stock at any time thereafter. Because the exchange ratio of Lake State Common Stock for SouthTrust Common Stock is fixed, it will not compensate Lake State's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price for SouthTrust Common Stock were to decrease, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Lake State Common Stock would decrease. It also should be noted that, in the event the market price of SouthTrust Common Stock were to increase, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Lake State Common Stock would increase.

         See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND LAKE STATE."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Lake State who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Lake State and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Lake State may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Lake State who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         In addition, at or prior to the Effective Time of the Merger, each affiliate of Lake State will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Lake State and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

         See "THE MERGER - Resale of SouthTrust Common Stock Received in the Merger."

DIFFERENCES IN RIGHTS OF LAKE STATE SHAREHOLDERS

         Upon consummation of the Merger, Lake State shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Florida corporate and banking law and Lake State's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Florida law and Delaware corporate law and of Lake State's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of Lake State shareholders will change after the Merger. Some of these differences include anti-takeover provisions applicable to SouthTrust. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND LAKE STATE."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER - Accounting Treatment."

TAX TREATMENT

         Lake State has received an opinion of Bradley, Arant, Rose & White to the effect that, for federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by holders of shares of Lake State Common Stock who receive SouthTrust Common Stock in the Merger (except in connection with the receipt of cash in lieu of fractional interests in shares of SouthTrust Common Stock); and (iii) the basis of the SouthTrust Common Stock received by the shareholders of Lake State pursuant to the Merger and the holding period therefor will be the same as the basis and holding period of the Lake State Common Stock surrendered in exchange therefor. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY FOR EACH HOLDER OF SHARES OF LAKE STATE COMMON STOCK. LAKE STATE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF INCOME TAX AND OTHER TAX CONSEQUENCES ON THEIR OWN PARTICULAR FACTS.

EQUIVALENT SHARE DATA

         The following summary presents comparative historical unaudited per share data for both SouthTrust and Lake State. The pro forma amounts assume the Merger was effective as of the commencement of the periods presented and was accounted for as a pooling of interests. SouthTrust's pro forma amounts represent the combined pro forma results, and Lake State pro forma equivalent amounts are computed by multiplying the pro forma amounts by a factor of 0.84 to reflect the exchange ratio in the Merger of 0.84 shares of SouthTrust Common Stock for each share of Lake State Common Stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.

                                                                   Years Ended
                                                                  December 31,
                                                       ----------------------------------
                                                          1995        1994         1993
                                                       ---------    ---------    --------
Net income per common share:
         SouthTrust                                    $    2.36    $    2.15    $   1.94
         Lake State                                         1.62         1.41        1.20
         SouthTrust pro forma combined                      2.36         2.14        1.93
         Lake State pro forma equivalent                    1.98         1.80        1.62

Cash dividends per common share:
         SouthTrust                                    $    0.80    $    0.68    $   0.60
         Lake State                                         0.55         0.40        0.00
         SouthTrust pro forma combined(1)                   0.80         0.68        0.60
         Lake State pro forma equivalent                    0.67         0.57        0.50


                                                                   Year Ended
                                                                December 31, 1995
                                                       ----------------------------------
Book value per common share (period end):
         SouthTrust                                                 $    16.28
         Lake State                                                      11.33(2)
         SouthTrust pro forma combined                                   16.27
         Lake State pro forma equivalent                                 13.67

- -------------------------------------------

(1) SouthTrust pro forma combined dividends represent historical cash dividends of SouthTrust.

(2) Includes an adjustment pursuant to FAS 115 for unrealized gains and losses in the available-for-sale securities portfolio.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for SouthTrust and certain selected historical financial information for Lake State. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of SouthTrust and audited financial statements of Lake State. This information should be read in conjunction with the consolidated financial statements of SouthTrust and financial statements of Lake State, and the related notes thereto, included in documents included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                    SOUTHTRUST CORPORATION AND SUBSIDIARIES

                                                                      Years Ended December 31,
                                                        -----------------------------------------------------
                                                          1995       1994       1993        1992      1991
                                                       ---------- ---------- ---------   ---------  ---------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                                      $1,484,623 $1,108,612 $ 927,551   $ 828,080  $ 823,725
  Interest expense                                        791,423    501,067   397,743     382,930    474,453
                                                       ---------- ---------- ---------   ---------  ---------
    Net interest income                                   693,200    607,545   529,808     445,150    349,272
  Provision for loan losses                                61,286     44,984    45,032      43,305     38,042
                                                       ---------- ---------- ---------   ---------  ---------
  Net interest income after
    provision for loan losses                             631,914    562,561   484,776     401,845    311,230
  Non-interest income                                     208,664    184,778   174,702     136,683    108,881
  Non-interest expense                                    536,534    485,999   434,951     373,636    296,796
                                                       ---------- ---------- ---------   ---------  ---------
  Income before income taxes                              304,044    261,340   224,527     164,892    123,315
  Provision for income taxes                              105,039     88,338    73,992      50,646     33,309
                                                       ---------- ---------- ---------   ---------  ---------
    Net income                                            199,005    173,002 $ 150,535   $ 114,246  $  90,006
                                                       ========== ========== =========   =========  =========



  Net income per common share
    and common share equivalent                        $     2.36 $     2.15 $    1.94   $    1.66  $    1.42
  Cash dividends declared
    per common share                                         0.80       0.68      0.60        0.52       0.48
  Average common shares and common
    share equivalents outstanding                          84,401     80,628    77,772      68,948     63,255

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                                         $ 20,787.0 $ 17,632.1 $14,708.0   $12,714.4  $10,158.1
  Total loans net of unearned income                     14,448.5   11,950.2   9,448.3     7,546.6    5,965.0
  Total deposits                                         14,575.1   12,801.2  11,515.4    10,082.3    8,277.2
  Total stockholders' equity                              1,430.9    1,135.3   1,051.8       860.4      662.0

                                LAKE STATE BANK

                                                                      Years Ended December 31,
                                                        -----------------------------------------------------
                                                          1995       1994       1993        1992      1991
                                                        ---------  ---------   -------    --------  ---------
Income Statement Data
(in thousands except per share data)
 *Interest income                                       $   2,342  $   1,823   $ 1,677    $  1,680  $   1,591
  Interest expense                                            746        529       573         747        908
                                                        ---------  ---------   -------    --------  ---------
  Net interest income                                       1,596      1,294     1,104         933        683
  Provision for loan losses                                    11         30        28          43         78
                                                        ---------  ---------   -------    --------  ---------
  Net interest income after
    provision for loan losses                               1,585       1264     1,076         890        605
  Other operating income                                      219        172       172         171        159
  Gain on sale of securities                                    0         40        22          19         27
  Other operating expenses                                    986        986       891         940        744
                                                        ---------  ---------   -------    --------  ---------

  Income before taxes                                         818        490       380         140         47
  Income Tax (Expense)                                        306         44         0           0          0
                                                        ---------  ---------   -------    --------  ---------
       Net income                                       $     512  $     446   $   380    $    140  $      47
                                                        =========  =========   =======    ========  =========


  Per Share Amounts:
  Net Income                                            $    1.62  $    1.41   $  1.20    $   0.44  $    0.15
  Cash dividends declared per share                          0.55       0.40         -           -          -
  Shares outstanding at period end                            316        316       316         316        316

BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets                                          $  28,179  $  23,649   $23,498    $ 21,260  $  20,762
  Total loans net of unearned income                       18,466     15,752    15,267      13,567     12,325
  Total deposits                                           24,077     20,261    20,462      18,669     17,905
  Total stockholders' equity                                3,583      3,195     2,988       2,545      2,404


*includes loan fee income of:     1995 - $83
                                  1994 - $61
                                  1993 - $51

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement a copy of which is attached hereto as Exhibit A and incorporated herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama. As of December 31, 1995, SouthTrust had consolidated total assets of approximately $20.8 billion. Following the enactment of Alabama's interstate banking legislation in 1987, SouthTrust has pursued a strategy of acquiring banks and financial institutions throughout the areas of Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee and offers a full range of banking services through 11 bank subsidiaries operating more than 478 offices. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $11.1 billion in total assets as of December 31, 1995. Of SouthTrust's approximately $20.8 billion in assets as of December 31, 1995, approximately $11.16 billion were in Alabama, approximately $4.10 billion were in Georgia, and approximately $3.77 billion were in Florida.

         SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan markets in Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for growth of population and per capita income growth.

         During 1995, SouthTrust effected acquisitions of seven financial institutions, with total assets of approximately $713.0 million. In addition, during the first three months of 1996 SouthTrust has effected three acquisitions of financial institutions, with total assets of approximately $1.286 billion. The following table presents certain information with respect to transactions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total             Total
   Institution                           Location            Assets          Deposits            Loans(1)
- -----------------                        --------            ------          --------            -----
                                                                           (in millions)
Lake State Bank                      Lutz, Florida             $28.2(2)         $24.1(2)         $18.5(2)
Prime Bank                           Boynton Beach, Florida     83.0             75.0             58.0
First State Bank of Florida          Deltona, Florida           88.4             81.7             61.3
Heritage Bancshares, Inc.            Naples, Florida            89.4             73.8             64.9

- ---------------------------
(1) Net of unearned income
(2) As of December 31, 1995

         SouthTrust anticipates that the acquisition of First State Bank of Florida and Heritage Bancshares, Inc. will be accounted for pursuant to the purchase method of accounting. SouthTrust anticipates that the transactions with Lake State and Prime Bank, each will be accounted for as a pooling of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of Lake State Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  Lake State

         Lake State was organized under the laws of the State of Florida on February 1, 1988, for the purpose of engaging in the commercial banking business. Lake State operates out of a single office in Lutz, Florida. Lake State is not a member of the Federal Reserve System but is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC. Lake State is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Department. See "SUPERVISION AND REGULATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF LAKE STATE."

         The business of Lake State consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Lake State's primary market areas for loans and deposits are Pasco County, Florida and Hillsborough County, Florida, and the total population of these areas was approximately 299,000 and 865,000, respectively, as of April 1994.

         Lake State maintains its principal executive offices at 21780 State Road 54, Lutz, Florida 33549, and the telephone number at such office is (813) 948-2265.

  SouthTrust of Florida, Inc.

         ST-Florida, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns the banking subsidiaries of SouthTrust which are located in Florida, including ST-Bank.

  SouthTrust Bank of Florida

         ST-Bank is a national banking association with its main office located in St. Petersburg, Florida. As of December 31, 1995, ST-Bank operated 135 branch offices in Florida.

GENERAL

         The Merger Agreement has been approved by the members of the Boards of Directors of Lake State, SouthTrust, ST-Florida and ST-Bank, and by ST-Florida as the sole shareholder of ST-Bank. No approval of the Merger by the stockholders of SouthTrust or ST-Florida is required.

         Pursuant to the Merger Agreement, Lake State will be merged with and into ST-Bank pursuant to the Florida Financial Institutions Code and the National Bank Act, and ST-Bank will be the Surviving Corporation. Upon the effectiveness of the Merger, each outstanding share of Lake State Common Stock will be converted into the right to receive 0.84 shares of SouthTrust Common Stock, subject to rights of dissent. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Lake State Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger.

         Subject to the satisfaction or waiver of the conditions contained in the Merger Agreement, the Merger Agreement provides that the Effective Time of the Merger will occur as soon as practicable after the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, (ii) the expiration of 15 days, or such longer period in the event that the OCC receives adverse comments regarding the Merger from the Attorney General of the United States (including any extension thereof), after the approval by the OCC during which the Justice Department fails to object to the Merger, and (iii) approval by the shareholders of Lake State of the Merger. The Merger will become effective on the date and at the time on which the Merger is deemed effective by the OCC.

BACKGROUND OF THE MERGER; REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF LAKE STATE

         In November 1995, representatives of the Board of Directors of Lake State were approached by representatives of ST-Bank regarding a possible acquisition of Lake State. Discussions between such representatives regarding a possible business combination continued between November 1995 and January 1996.

         During this time, representatives of SouthTrust and Lake State conducted various due diligence activities and negotiated the terms and conditions to be included in a definitive merger agreement. At a Board of
Directors meeting held on {            }, the Board of Directors of Lake State
met to review and consider the Merger Agreement. At such Board of Directors meeting, all of the directors of Lake State present at the meeting voted to approve the Merger and the Merger Agreement, with such changes as the President and Chief Executive Officer of Lake State determined, in consultation with legal counsel and consistent with the terms of the Merger Agreement and the discussions at the meeting, would be appropriate. The Merger Agreement between Lake State and ST-Bank, joined in by SouthTrust and ST-Florida, was executed as of February 12, 1996, and, subsequent thereto, the members of the Board of Directors of Lake State approved the Merger and the execution and delivery of the Merger Agreement. All of the directors and officers of Lake State have advised Lake State that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         The 0.84 shares of SouthTrust Common Stock to be exchanged for each share of Lake State Common Stock reflect prices that were negotiated on an arm's-length basis between representatives of Lake State and representatives of SouthTrust. There was no affiliation, relationship, understanding or transaction between Lake State and its representatives, on one hand, and SouthTrust and ST-Bank, and their representatives, on the other hand, prior to the execution of the Merger Agreement.

         The Board of Directors of Lake State considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by Lake State's shareholders relative to the book value and earnings per share of Lake State Common Stock;
(b) certain information concerning the financial condition, results of operations and business prospects of Lake State and SouthTrust; (c) the marketability of Lake State Common Stock; (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable Lake State shareholders to exchange their shares of Lake State Common Stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends; (f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of Lake State did not assign any relative weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of Lake State from a financial point of view. Based on these factors, the Board of Directors of Lake State determined that the Merger was in the best interests of the shareholders of Lake State and approved the Merger Agreement.

         THE MEMBERS OF THE BOARD OF DIRECTORS OF LAKE STATE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF LAKE STATE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF LAKE STATE RECOMMENDS THAT SHAREHOLDERS OF LAKE STATE VOTE IN FAVOR OF THE MERGER AGREEMENT.

         SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of Lake State will augment SouthTrust's existing market share in the west Florida banking market and enhance its competitive position in such market.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         The Merger Agreement provides that the Board of Directors of ST-Bank, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         Pursuant to the Agreement, appropriate steps shall be taken to terminate all employee benefit plans of Lake State as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such employee benefit plans, and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of Lake State who SouthTrust or any of its affiliates employs shall be eligible to participate in the employee benefits plans of SouthTrust, including welfare and fringe benefit plans, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that
(a) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Lake State's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and (b) credit for each such employee's past service with Lake State prior to the Effective Time of the Merger shall be given by SouthTrust to employees for purposes of: (i) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust; and
(ii) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans (including welfare and fringe benefit plans but such credit for past service shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; SouthTrust has further agreed that for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust Corporation Revised Retirement Income Plan (the "Retirement Plan") and SouthTrust Corporation Employees' Profit Sharing Plan (the "Profit Sharing Plan"), employment with Lake State shall be credited as if it were employment with SouthTrust, but such service shall not be credited for the purposes of determining benefit accrual under the Retirement Plan.

EFFECT OF MERGER ON LAKE STATE COMMON STOCK

         At the Effective Time of the Merger, each outstanding share of Lake State Common Stock, other than shares of Lake State Common Stock held by shareholders who have dissented from the Merger, as discussed below, and shares of Lake State Common Stock held in Lake State's treasury, shall be converted into the right to receive 0.84 shares of SouthTrust Common Stock which exchange ratio is subject to appropriate adjustment in the event of stock splits and stock dividends effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of a share of Lake State Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled, and (ii) the last sales price of such share of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         Because the exchange ratio of shares of SouthTrust Common Stock for Lake State Common Stock is fixed, it will not compensate Lake State's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price of SouthTrust Common Stock decreases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Lake State Common Stock would decrease. Lake State's shareholders are advised to obtain current market quotations for and information regarding SouthTrust Common Stock and Lake State
Common Stock.  On {     }, 1996, the most recent date practicable preceding the
date of this Proxy Statement/Prospectus, the last sales price of SouthTrust
Common Stock was ${     } per share.  In the event the market price of
SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Lake State Common Stock would increase. Lake State's shareholders are advised to obtain current market quotations for and information regarding SouthTrust Common Stock and Lake State Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of Lake State Common Stock on the date of the Effective Time of the Merger or as to the market price of SouthTrust Common Stock thereafter.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective after the receipt of final approval from the OCC and acknowledgement by the OCC of the effectiveness of the Merger. The Merger Agreement provides that the parties thereto will cause such Articles of Merger and notice of Merger to be filed after each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until Lake State's shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or before
{   }, 1996 although there can be no assurance as to whether or when the Merger will become effective.

EXCHANGE OF STOCK CERTIFICATES

         As soon as practicable after the Effective Time of the Merger, SouthTrust will deliver the total consideration to be paid by SouthTrust for the shares of Lake State Common Stock to such institution as SouthTrust may designate, which institution will act as the exchange agent for the transaction (the "Exchange Agent"). As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send a letter of transmittal to each former holder of record of shares of Lake State Common Stock for use in exchanging their certificates formerly representing shares of Lake State Common Stock for exchange and conversion in accordance with the procedures provided for therein and in the Merger Agreement. The letter of transmittal will contain detailed instructions concerning the manner of executing and submitting such stock certificates. At the Effective Time of the Merger, the holders of shares of Lake State Common Stock will cease to be shareholders of Lake State and will have no voting or other rights with respect to shares of Lake State Common Stock, other than the right to receive in the Merger shares of SouthTrust Common Stock upon surrender of the stock certificates respecting their shares of Lake State Common Stock. As of the Effective Time of the Merger and except as otherwise indicated below, all holders of shares of Lake State Common Stock shall be deemed to be holders of the shares of SouthTrust Common Stock into which such shares of Lake State Common Stock shall have been converted in the Merger, whether or not they surrender the stock certificates representing their shares of Lake State Common Stock. Such holders shall be entitled to all dividends or distributions in respect of shares of SouthTrust Common Stock where the record date for the payment of such dividends or distributions occurs on or after the Effective Time of the Merger; however, no such dividends or distributions shall be paid to holders of any unsurrendered certificate or certificates representing Lake State Common Stock, and SouthTrust shall not be obligated to deliver any of the consideration to which any holder of Lake State Common Stock is entitled as a result of the Merger or any cash payment in lieu of a fractional interest in SouthTrust Common Stock until such holder surrenders the certificate or certificates representing Lake State Common Stock as provided for in the Merger Agreement. Until the stock certificates evidencing the shares of Lake State Common Stock are surrendered pursuant to the Merger Agreement, no stock certificates representing shares of SouthTrust Common Stock will be delivered or remitted to such holders, and, until such holders become record holders of SouthTrust Common Stock, such holders shall not be entitled to vote the shares of SouthTrust Common Stock received in the Merger. In addition, holders of shares of Lake State Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, and SouthTrust, after the lapse of the appropriate time period and in accordance with the applicable laws of escheat or abandoned property, may remit any unclaimed funds or unclaimed stock certificates representing shares of SouthTrust Common Stock to state officials under the applicable laws of escheat or abandoned property.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Lake State who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Lake State and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Lake State may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Lake State who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         At or prior to the Effective Time of the Merger, each such person deemed an affiliate of Lake State will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Lake State and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Lake State and SouthTrust will be carried forward at their previously recorded amounts. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of Lake State in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The Merger is subject to approval by the OCC. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall be consummated as soon as practicable following the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the OCC, and (ii) approval by the shareholders of Lake State of the Merger Agreement.

         On April 2, 1996, ST-Bank filed with the OCC an application seeking approval to merge Lake State with ST-Bank. The application to the OCC was is expected to be approved on or about May 31, 1996. Following OCC approval there is a 15 day waiting period during which the Merger may not be consummated and during which the Justice Department may challenge the Merger of Lake State into ST-Bank on antitrust grounds. This period is expected to expire on or about June 15, 1996.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. SouthTrust and Lake State are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described above. Should such other approval or action be required, it is contemplated that SouthTrust and Lake State would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of Lake State, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                 (a) the Proxy Statement/Prospectus shall have been filed with the Commission and shall have been cleared thereby or otherwise authorized for mailing, and the Registration Statement shall have been filed with and declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking any stop order;

                 (b) the accuracy of the representations and warranties of SouthTrust, ST-Florida, ST-Bank and Lake State made in the Merger Agreement and the performance, in all material respects, of their respective obligations thereunder;

                 (c) There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, or (ii) seeking damages in connection with the transactions contemplated by the Merger Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by the Merger Agreement which, in the case of (i) through
         (iii) and in the reasonable judgment of either SouthTrust or Lake State, based on advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or Lake State as the case may be;

                 (d) there shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Regulatory Authority (as defined in the Merger Agreement) which, in connection with the grant of any Consent (as defined in the Merger Agreement) by any Regulatory Authority, imposes any materially adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Lake State or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Lake State or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority, shall be deemed to be a materially adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances;

                 (e) there shall have been no: (i) determination by Lake State that any fact, event or condition exists or has occurred that, in the judgment of Lake State, (A) would have a material adverse effect on the condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by the Merger Agreement, or (B) would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange; or (ii) determination by SouthTrust that any fact, event or condition exists or has occurred, that, in the judgment of SouthTrust, (A) would have a material adverse effect on the condition of Lake State or the consummation of the transactions contemplated by the Merger Agreement, (B) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust pursuant to the Merger Agreement to render inadvisable the consummation of the transaction, (C) would be materially adverse to the interests of SouthTrust on a consolidated basis, or (D) would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange;

                 (f) all employment agreements between Lake State and any executive or employee thereof, if any, shall have been terminated;

                 (g) the total number of shares of Lake State Common Stock outstanding as of the Effective Time of the Merger (exclusive of any shares of Lake State Common Stock held in the treasury of Lake State) including any securities or rights convertible into or exchangeable for shares of Lake State Common Stock, shall not exceed 316,332 shares in the aggregate;

                 (h) the holders of not more than five percent (5%) of the outstanding shares of Lake State Common Stock shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares;

                 (i) each party shall have obtained the consent or approval of each person (other than Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement;

                 (j) SouthTrust shall have received an opinion of legal counsel to Lake State concerning certain aspects of the transactions contemplated by the Merger Agreement; and

                 (k) Lake State shall have received an opinion of legal counsel to SouthTrust concerning certain aspects, including certain tax aspects, of the transactions contemplated by the Merger Agreement.

         At any time prior to the Effective Time of the Merger, any party to the Merger Agreement may waive any default in the performance of any term of the Merger Agreement by another party, may waive or extend the time for the compliance or fulfillment by the other of any and all of the other's conditions under the Merger Agreement, or may waive any or all of the conditions contained therein to its own obligations, except any condition which, if not satisfied, would result in the violation of any law or any applicable governmental regulation. In addition, the Merger Agreement may be amended by written instruments signed on behalf of each of the parties thereto.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by:

         (a) the mutual consent in writing of SouthTrust, ST-FL, ST-Bank and Lake State;

         (b) either SouthTrust, ST-FL and ST-Bank or Lake State, if the Merger shall not have occurred on or prior to October 31, 1996 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

         (c) either SouthTrust or Lake State (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), in the event that any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled;

         (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of Lake State set forth in the Merger Agreement or is a material breach of any covenant or agreement of Lake State contained in the Merger Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of Lake State on a consolidated basis or upon the consummation of the transactions contemplated by the Merger Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-FL on a consolidated basis, (D) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust under the Merger Agreement so as to render inadvisable consummation of the transactions contemplated in the Merger Agreement, (E) renders the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement; or

         (e) by Lake State if (i) Lake State shall have determined that any fact, event or condition exists that, in the judgment of Lake State, (A) is materially at variance with any warranty or representation of SouthTrust, ST-FL or ST-Bank contained in the Merger Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-FL or ST-Bank contained in the Merger Agreement, or (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Merger Agreement, (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by the Merger Agreement, or (iii) Lake State shall have determined that any fact, event or condition exists that, in the judgment of Lake State, would render the Merger and the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

CERTAIN EXPENSES

         The Merger Agreement provides that the parties thereto shall bear their own expenses incurred in connection with consummating the transactions contemplated thereby.

RIGHTS OF DISSENT AND APPRAISAL

         A shareholder of Lake State may dissent from the Merger and receive in cash the appraised value, as of the Effective Time of the Merger, of the shares of Lake State Common Stock held by such shareholder pursuant to Section 215a of the United States Code (the "Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Lake State shareholders in light of Section 658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. The appraised value of the Lake State Common Stock may differ from the consideration that a shareholder of Lake State is entitled to receive in the Merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Exhibit B to this Proxy Statement/Prospectus.

         Under the Dissent Provisions, a shareholder of Lake State may dissent from the Merger by (i) voting against the Merger or by giving notice in writing at or prior to the Special Meeting to Lake State that the shareholder dissents from the Merger Agreement, and (ii) making a written request to ST-Bank to receive the fair value of the shares of Lake State Common Stock, which request is required to be made within thirty days of the Effective Time of the Merger and to be accompanied by the surrender of the shareholder's stock certificates.

         The value of the shares of any dissenting shareholder shall be determined as of the Effective Time of the Merger by an appraisal made by a committee of three persons, composed of one person selected by the holders of a majority of the shares of Lake State Common Stock for which rights of dissent are being asserted, one selected by the Board of Directors of ST-Bank and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.

         If, within ninety days from the Effective Time of the Merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting shareholders by ST-Bank. In addition, the SouthTrust Common stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which SouthTrust may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders. The OCC has taken the position that a shareholder may dissent as to less than all of the shares of stock owned by such shareholder. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by ST-Bank.

         The foregoing is only a summary of the Dissent Provisions. The full text of such provisions is set forth as Exhibit B to this Proxy
Statement/Prospectus and each Lake State shareholder is urged to read these provisions carefully.


CONDUCT OF BUSINESS BY LAKE STATE PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger, Lake State shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles,
(ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and
(iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Lake State or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under the Merger Agreement.

         The Merger Agreement further provides that, until the Effective Time of the Merger, except as required by law or regulation or contemplated by the Merger Agreement, Lake State shall not, without the prior written consent of
SouthTrust:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Lake State;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of Lake State, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Lake State, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Lake State;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $25,000 other than pursuant to binding commitments existing on December 31, 1995 and disclosed in a Disclosure Schedule delivered pursuant to
                 Article III of the Merger Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, will not exceed an aggregate of $25,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; or grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Lake State that involves an aggregate of $25,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by Lake State in a fiduciary capacity.


         Lake State has also agreed that it will not, acting through any director or officer or other agent, nor authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Lake State to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Lake State, Lake State shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Lake State after the date of the Agreement. For the purposes of the Agreement, "takeover proposal" shall mean any proposal for a merger or other business combination involving Lake State or for the acquisition of a substantial significant equity interest in Lake State or for the acquisition of a substantial significant portion of the assets of Lake State.

BUSINESS AND MANAGEMENT OF LAKE STATE FOLLOWING THE MERGER; PLANS FOR BUSINESS OF LAKE STATE

         Upon consummation of the Merger, Lake State will be merged into ST-Bank, with ST-Bank being the Surviving Corporation in the Merger. As of the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation shall consist of those persons who are serving as directors of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation shall be those persons serving as officers of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         After the Effective Time of the Merger, the present main office of Lake State will become a full service branch of ST-Bank and the operations of Lake State will be integrated into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of Lake State as a part of ST-Bank.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF LAKE STATE COMMON STOCK WHO ARE CITIZENS OF THE UNITED STATES. IT DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS OF LAKE STATE COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS OR FOREIGN PERSONS) OR TO HOLDERS OF LAKE STATE COMMON STOCK WHO ACQUIRED THEIR LAKE STATE COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE MERGER ITSELF.

         EACH HOLDER OF LAKE STATE COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Bank, ST-Florida, nor Lake State has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax effects to holders of Lake State Common Stock of the Merger or of any of the federal income tax effects to SouthTrust, ST-Bank, ST-Florida or Lake State of the Merger. Instead, Lake State will rely upon an opinion of Bradley, Arant, Rose & White as to the federal income tax consequences of the Merger to the holders of Lake State Common Stock. The opinion of Bradley, Arant, Rose & White is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley, Arant, Rose & White, which opinion is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the holders of Lake State Common Stock will result from the Merger:

         (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Florida of substantially all of the assets of Lake State solely in exchange for SouthTrust Common Stock and the assumption of all the liabilities of Lake State by ST-Florida, followed by the transfer of the assets of Lake State to ST-Bank and the assumption by ST-Bank of the liabilities of Lake State.

         (ii) The acquisition by ST-Florida of substantially all of the assets of Lake State in exchange solely for shares of SouthTrust Common Stock and the assumption by ST-Florida of Lake State's liabilities, as described above, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Florida of substantially all of the assets of Lake State will not be disqualified under Section

                 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Lake State that were acquired by ST-Florida are transferred to ST-Bank. SouthTrust, ST-Florida and Lake State each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (iii) No gain or loss will be recognized by the shareholders of Lake State upon the receipt of SouthTrust Common Stock solely in exchange for their shares of Lake State Common Stock.

         (iv) The basis of the SouthTrust Common Stock to be received by the Lake State shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Lake State Common Stock surrendered in the exchange.

         (v) The holding period of the shares of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) received by the shareholders of Lake State will include the period during which the Lake State Common Stock surrendered in exchange therefor was held, provided that the shares of Lake State Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time of the Merger.

         (vi) Lake State shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Lake State Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         (vii) The payment of cash to a Lake State shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in
                 Section 302(a) of the Code, provided that such redemption is not essentially equivalent to a dividend.

         The opinion of Bradley, Arant, Rose & White is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-Florida or ST-Bank other than those expressly stated in the opinion. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion. A copy of the tax opinion of Bradley, Arant, Rose & White is attached to this Proxy Statement/Prospectus as Exhibit C.


                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 300,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of December 31, 1995, 88,398,198 shares of SouthTrust Common Stock were issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "SouthTrust Common Stock--Stockholder Rights Plan."

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank of Alabama, N.A.) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designation describing the Series A Junior Participating Preferred Stock.

SOUTHTRUST COMMON STOCK

  Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiaries are banks, payments made by such subsidiaries to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND LAKE STATE."

  Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

         In the event of liquidation, holders of the SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of SouthTrust provide that, because the Board of Directors of SouthTrust is classified, a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Record Date. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of SouthTrust Common Stock issued after March 6, 1989. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, and a three-for-two stock split effected by SouthTrust on May 19, 1993. Accordingly, at the present time four-ninths of a Right is attached to each share of SouthTrust Common Stock and four-ninths of a right will be issued with each share of SouthTrust Common Stock exchanged in the merger for Lake State Common Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed below.

         The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon {Bank, N.A., as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

         The transfer agent for SouthTrust Common Stock is Chemical Mellon Shareholder Services, L.L.C.

SOUTHTRUST PREFERRED STOCK

  General

         Under SouthTrust's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and

(iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effective on January 24, 1992 and a further three-for-two stock split effective on May 19, 1993, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.

                 MARKET AND DIVIDEND INFORMATION RESPECTING THE
                   COMMON STOCK OF SOUTHTRUST AND LAKE STATE


COMPARATIVE STOCK PRICES PER SHARE

         The following table sets forth certain information as to the high and low last sales price per share of SouthTrust Common Stock for the calendar quarters indicated. The information listed below with respect to the high and low last sales prices for SouthTrust Common Stock was obtained from Nasdaq and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

                                                                       SouthTrust
                                                                       Common Stock
                                                                  ---------------------
                                                                  High              Low
                                                                  ----              ---
              1994:
                      First Quarter   . . . . . . . . .           $19 5/8           $17 7/8
                      Second Quarter  . . . . . . . . .            22 1/8            18 1/8
                      Third Quarter   . . . . . . . . .            21 7/8            19 3/8
                      Fourth Quarter  . . . . . . . . .           $20 1/4            17
              1995:
                      First Quarter   . . . . . . . . .           $21 3/8           $18
                      Second Quarter  . . . . . . . . .            23 3/8            20 5/8
                      Third Quarter   . . . . . . . . .            27 1/4            23
                      Fourth Quarter  . . . . . . . . .            26                24 3/8
              1996:
                      First Quarter   . . . . . . . . .           $27 3/4           $25 1/4

              Shares of Lake State Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. During the last two years, the sales price of shares of Lake State Common Stock of which Lake State had knowledge ranged from $11.00 to $13.00 per share. The last sale of Lake State Common Stock of which Lake State had knowledge occurred in December, 1995, at a price of $13.00 per share.

              On {       } 1996 and {       }, 1996 (the trading days
immediately before and after the public announcement of the proposed Merger), the last sales prices of SouthTrust Common Stock, as obtained from Nasdaq, were
${      } and ${     }, respectively; and on {         }, 1996, the last sales
price of SouthTrust Common Stock as obtained from Nasdaq was ${       }.

DIVIDENDS

              On January 3, 1995 Lake State paid its first annual dividend of $0.40 per share for the year ended December 31, 1994. On December 14, 1995 a cash dividend was declared of $0.55 per share for the year ended December 31, 1995, payable on January 2, 1996. Pursuant to the Merger Agreement, Lake State may not declare, set aside or pay any dividend during the pendency of the Merger Agreement. If the Merger Agreement is terminated, Lake State intends to continue to pay dividends in a manner generally consistent with its recent past practice. As discussed below, the payment of dividends by a Florida banking corporation such as Lake State, are subject to various regulatory restrictions and, in any event, are declared and paid in the discretion of the Board of Directors of Lake State. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND LAKE STATE - Dividends." The following table sets forth the cash dividends per share declared on SouthTrust Common Stock during the periods indicated:

                                                                Dividends Declared
                                                                   per share of
                                                             SouthTrust Common Stock
                                                             -----------------------
                 1994:
                    First Quarter . . . . . . . . . . . . . . .     $     0.17
                    Second Quarter  . . . . . . . . . . . . . .           0.17
                    Third Quarter . . . . . . . . . . . . . . .           0.17
                    Fourth Quarter  . . . . . . . . . . . . . .           0.17

                 1995:
                    First Quarter . . . . . . . . . . . . . . .     $     0.20
                    Second Quarter  . . . . . . . . . . . . . .           0.20
                    Third Quarter . . . . . . . . . . . . . . .           0.20
                    Fourth Quarter  . . . . . . . . . . . . . .           0.20

                 1996:
                    First Quarter.  . . . . . . . . . . . . . .     $     0.22

         Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, SouthTrust's earnings and financial condition and other relevant factors. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the restrictions on the payment of dividends by banks described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

         There are certain limitations on the payment of dividends to SouthTrust by its subsidiary banks. The amount of dividends that each subsidiary national bank of SouthTrust may declare in one year, without approval of the Office of the Comptroller of the Currency (the "OCC"), is the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under the rules of the OCC, the calculation of net profits is more restrictive under certain circumstances. The banking authorities in the states where SouthTrust owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent of Banks is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent of Banks.

         Under the Florida Financial Institutions Code, a state bank may not declare or pay a dividend at any time which its net income from the current year combined with the retained net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by state and federal banking laws and regulations.

         Under the Financial Institutions Code of Georgia, a bank may not pay dividends when it is insolvent, or would be rendered insolvent, and dividends may only be paid out of retained earnings and when the bank has paid-in capital and appropriated retained earnings, in combination equal to at least 20% of its capital stock.

         Under the North Carolina Banking Code, a state chartered bank with common stock in excess of $15,000 may not declare a dividend until the surplus is equal to at least 50% of the amount of common stock.

         The South Carolina Banking Code provides that, before a state chartered bank can pay a dividend, approval must be obtained from the South Carolina Commissioner of Banking.

         Under the Tennessee Banking Code, a state bank may not declare dividends in excess of 90% of the net earnings during the past year until the surplus is equal to the amount of common stock.

         The Mississippi Banking Code provides that no state bank may declare or pay any dividend upon its common stock unless it has received the written approval of the Commissioner of Banking and Consumer Finance.

         Under the foregoing laws and regulations, at December 31, 1995, approximately $332.8 million was available for payment of dividends to SouthTrust by its bank subsidiaries.

SHAREHOLDERS

         As of December 31, 1995, there were approximately 190 holders of record of Lake State Common Stock.


                         COMPARISON OF THE COMMON STOCK
                                       OF
                           SOUTHTRUST AND LAKE STATE


         The rights of Lake State's shareholders are governed by the Articles of Incorporation of Lake State, the Bylaws of Lake State and the laws of the State of Florida. The rights of SouthTrust shareholders are governed by the Restated Certificate of Incorporation of SouthTrust, the Bylaws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of Lake State's shareholders who become SouthTrust shareholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and Bylaws. The following summary of the rights of the holders of shares of SouthTrust Common Stock and the holders of shares of Lake State Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of SouthTrust, the Articles of Incorporation and Bylaws of Lake State, the General Corporation Law of the State of Delaware, the Florida Financial Institutions Code and the Florida Business Corporation Act.

DIVIDENDS

         The sources of funds for payments of dividends by SouthTrust are its subsidiaries. Because Lake State and the primary subsidiaries of SouthTrust are financial institutions, payments made by such subsidiaries to SouthTrust and by Lake State to its shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock--Dividend Rights" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND LAKE STATE--Dividends" for information concerning the effect of such limitations on SouthTrust's and Lake State's ability to pay dividends. The General Corporation Law of the State of Delaware provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Florida Financial Institutions Code provides that a Florida banking corporation may declare dividends equal to the net profits of the period to which such dividends relate plus its retained net profits of the preceding two years. Further, with the approval of the Florida Department, a bank may declare a dividend from retained net profits which accrued prior to the preceding two years. Notwithstanding the foregoing, at least 20% of the bank's net profits must be carried over to the bank's surplus fund until the surplus fund shall equal at least the amount of its common and preferred stock then issued and outstanding. In any event, no bank may declare any dividend at a time at which its net income for the current year, combined with the retained net income for the preceding two years, is a loss or which would cause the capital accounts of the bank to fall below the minimum amounts required by state or federal law.

VOTING RIGHTS AND OTHER MATTERS

         The holders of shares of Lake State Common Stock and the holders of shares of SouthTrust Common Stock are each entitled to one vote per share on all matters brought before the shareholders. The holders of the shares of SouthTrust Common Stock and Lake State Common Stock do not have the right to cumulate their votes in the election of directors.

         The Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

         Section 607.0901 of the Florida Business Corporation Act is a similar provision. It provides that an affiliated transaction must be approved by, subject to certain exceptions, the vote of the holders of two-thirds of the voting shares of the Florida corporation other than those beneficially owned by an interested shareholder. An affiliated transaction includes any merger with an interested shareholder or any corporation which is an affiliate of the interested shareholder, any significant sale or mortgage of assets of the corporation to the interested shareholder and other transactions of similar effect. The Florida provision defines an interested stockholder as a beneficial owner of 10% or more of the outstanding voting shares of the corporation. Because Lake State has fewer than 300 shareholders the provision is not applicable to it. In any event, the provision is not applicable to the Merger because ST-Bank is not an "interested shareholder".

         In addition, Florida Business Corporation Act Section 607.0902 limits the ability of persons to acquire prescribed amounts of voting securities of issuing public corporations, such as Lake State. The statute provides that any person who proposes to make a control share acquisition must follow certain procedures, including giving notice of the intent to acquire stock and calling a meeting of shareholders at which such acquisition must be approved by resolution of a majority of shareholders of each class entitled to vote thereon. Otherwise, the acquired control shares shall be divested of voting rights and shall be subject to redemption, if so provided in the articles of incorporation or bylaws of the corporation. In addition, those shareholders not voting in favor of a control share acquisition may exercise rights of dissent. For purposes of this statute, a "control share acquisition" means the acquisition, directly or indirectly, by any person of as few as one-fifth of all voting power of the corporation, subject to certain exceptions. No similar provision exists under the General Corporation Law of the State of Delaware or, to the knowledge of SouthTrust, is otherwise applicable to SouthTrust Common Stock. The Florida control share provision is not applicable to the Merger because it is a merger and because the Merger has been approved by the Board of Directors of Lake State.

         The effect of the business combination and affiliated transactions provisions, respectively, is to make more difficult the acquisition of majority control of a corporation for the use of its assets to finance such acquisition. The Florida control share statute which is applicable to Lake State discourages tender offers for stock where the purpose of such tender offers is to obtain voting control of the corporation.

         The Bylaws of SouthTrust provide that the members of the Board of Directors are to be divided into three classes, which classes are as nearly equal in number as possible. Each class has been elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed. But for this provision in the Bylaws, all directors would stand for election at each annual meeting. The Bylaws of Lake State provide that the Board of Directors of Lake State shall hold one-year terms and shall be elected annually at a meeting of the shareholders called for such purpose.

         Both Delaware and Florida law provide (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire Board of Directors, may be removed by the stockholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and Bylaws of SouthTrust provide, however, that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office and such removal may be effected only for cause. Under both the Restated Certificate of Incorporation of SouthTrust and the Articles of Incorporation of Lake State, any vacancy created by such removal shall then be filled by a majority vote of the directors then in office and the successor director so elected shall fill the unexpired term of the director removed from office.

         The Bylaws of both SouthTrust and Lake State also provide that vacancies on the Board of Directors caused by the death or resignation of a director or the creation of a new directorship may be filled by the remaining directors. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of shareholders at which the term of the class of directors to which he has been appointed expires. Therefore, in the case of SouthTrust if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after his appointment.

         Under the General Corporation Law of the State of Delaware (unless otherwise provided in the certificate of incorporation), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders
at which all shares entitled to vote thereon were present and voted.   Under
the Restated Certificate of Incorporation of SouthTrust, action by the written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and Bylaws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a meeting. Under the Florida Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting and without a shareholder vote if a written consent is signed by the holders of the percentage of outstanding
capital stock necessary to take such action thereto.   Under the Bylaws of Lake
State, any action taken by the Board of Directors without a meeting is a valid action if either before or after such action is taken, all members of the Board sign a written consent as to such action.

         The portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. The Bylaws of Lake State may be amended by a vote of the majority of the Board of Directors or by the shareholders of Lake State.

         The provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure.
This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

RIGHTS ON LIQUIDATION

         In the event of liquidation, the holders of SouthTrust Common Stock and the holders of Lake State Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

         The holders of SouthTrust Common Stock and Lake State Common Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or Lake State, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS

         The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to shareholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its shareholders on an interim basis containing unaudited financial information.

         The Lake State Common Stock is not registered under the Exchange Act. Lake State provides its shareholders with annual reports containing audited financial statements of Lake State. In addition, Lake State regularly files reports with the FDIC and the Florida Department, certain of which may be inspected by the public.

STOCKHOLDERS' RIGHTS PLAN

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is four-ninths of a Right issued pursuant to the Rights Agreement described under such caption.


                           SUPERVISION AND REGULATION


  Bank Holding Company Regulation

         SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). SouthTrust's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective holding companies and nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to its holding company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As a bank holding company, SouthTrust is required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

         Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to their holding companies without regulatory approval. The approval of the OCC is required for any dividend by a national bank to its holding company if the total of all dividends declared by such bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Financial Institutions Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code and the Financial Institutions Code of Georgia. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at December 31, 1995, approximately $332.8 million was available for payment of dividends to SouthTrust by its bank subsidiaries. The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

  Regulation of Lake State

         Lake State is chartered by the State of Florida. It is subject to comprehensive regulation, examination and supervision by the Florida Department and the FDIC, and is subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; disclosure of the cost and terms of such credit; and restrictions as to permissible investments. Lake State is examined periodically by both the Florida Department and the FDIC, to each of whom it submits regular periodic reports regarding its financial condition and other matters. Both the Florida Department and the FDIC have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of Lake State, including the institution of cease and desist orders and the removal of directors and officers. Lake State's deposit accounts are insured by the Bank Insurance Fund of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, has authority to conduct periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

         Any insured bank which is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

  Capital Guidelines

         The Federal Reserve Board has issued risk-based capital guidelines for bank holding companies. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%. At December 31, 1995, SouthTrust and all of SouthTrust's subsidiary banks were sufficiently capitalized to be considered "well capitalized." See "SUPERVISION AND REGULATION - The Federal Deposit Insurance Corporation Improvement Act." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust's national banking subsidiaries are subject to similar capital requirements adopted by the OCC, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the OCC and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

         Lake State, as a state non-member bank, is subject to the capital adequacy guidelines specified by the FDIC. In order to avoid being considered undercapitalized, the FDIC requires Lake State to maintain a minimum Tier 1 capital of 4%, Tier 1 leverage ratio of at least 4% and total risk-based capital of at least 8% of risk weighted assets. At December 31, 1995, Lake State was sufficiently capitalized to be considered "well capitalized."

         A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         The following table sets forth the various regulatory capital ratios of each of SouthTrust and Lake State as of the periods indicated:

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          SOUTHTRUST                                                                1995             1994
          ----------                                                                ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                   7.76%            7.68%
          Total risk-based capital* . . . . . . . . . . . . . . .                  12.21            11.71
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                   6.35             6.10

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          LAKE STATE                                                                1995             1994
          ----------                                                                ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                  17.73%           19.30%
          Total risk-based capital* . . . . . . . . . . . . . . .                  18.98            20.55
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                  12.31            13.56

- ---------------------
* Under the risk-based and leverage capital guidelines, regulatory required minimums are 4% and 8% for Tier 1 and Total Capital ratios, respectively. The leverage ratio must be maintained at a level generally considered to be in excess of 3%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.


  The Federal Deposit Insurance Corporation Improvement Act

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized as of depository institutions also became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FDICIA provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system. The risk-based insurance assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability (as defined in the statute) that the deposit insurance fund will incur a loss with respect to the institution.

         Effective with fiscal years beginning after December 31, 1992, each insured institution having over $500 million in total assets is required to submit to the FDIC and make available to the public an annual report on the institution's financial condition and management's responsibility and assessment of the internal controls over financial reporting. The institution's independent public accountant will be required to audit and attest to certain of the statements made in that annual report.

         FDICIA amended prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without prior regulatory approval. A depository institution which has a capital level category of "undercapitalized" may not accept brokered deposits without prior regulatory approval. FDICIA also established new uniform disclosure requirements for the interest rates and terms of deposits accounts.

         FDICIA also contains various provisions related to an institution's interest rate risk. Under certain circumstances, an institution may be required to provide additional capital or maintain higher capital levels to address interest rate risks.

         The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. Several of the provisions of FDICIA are being implemented through the adoption of regulations by various federal banking agencies. FDICIA is not expected to have a material effect on the results of operations of SouthTrust or Lake State.

  The Riegle-Neal Interstate Banking and Branching Efficiency Act

         In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became law. The Interstate Banking Act has two major provisions regarding the merger, acquisition and operation of banks across state lines. First it provides that effective September 29, 1995, adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks will be preempted as of the effective date. States cannot enact laws opting out of this provision; however, states may adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirers, and the federal deposit caps apply only to initial entry acquisitions.

         In addition to the foregoing, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks will be able to engage in interstate branching by merging banks in different states. However, unlike the interstate banking provision, states may opt out of the application of this provision by enacting specific legislation before June 1, 1997. If a state does opt-out, banks will be required to comply with the such state's provisions with respect to branching across state lines.


                       CERTAIN INFORMATION CONCERNING THE
                             BUSINESS OF LAKE STATE

GENERAL

         Lake State was organized in 1988 as a banking corporation under the laws of the State of Florida and began operation in July 1988 with the primary purpose of serving the banking needs of the residents of Pasco County, Florida and surrounding areas. Since its organization, Lake State has provided most traditional commercial banking services including interest and non-interest bearing checking and savings accounts, commercial, mortgage and installment loans and certificates of deposit.

MARKET AREA

         Lake State's sole office is located at 21780 State Road 54, Lutz, Florida 33549. Though Lake State's address has been designated as Lutz, Florida by the United States Postal Service, the physical location of the sole office is in the unincorporated community of Land O'Lakes, Florida. Land O'Lakes, Florida is located in Pasco County on the west coast of the State of Florida and has a population of approximately 14,000 people. Lake State's
office is approximately 14 miles north of Tampa, Florida.   At April 1994,
Pasco County, Florida and Hillsborough County, Florida had residential populations of approximately 299,000 and 865,000 people, respectively. While Lake State's overall market area extends throughout Pasco County and Hillsborough County, at the present time it draws most of its business from within central Pasco County and northwestern Hillsborough County, (the "Primary Service Area") and estimates that more than 75% of its business comes from customers whose business or residences are located in Lake State's Primary Service Area. Lake State's Primary Service Area is the region bounded on the east by U.S. Interstate Highway 75, on the north by State Road 52, on the west by a number of different roads approximating the alignment of Gunn Highway, and on the south by a number of different roads approximating the alignment of Sunset Lane. The service area was determined by evaluating a number of factors including but not limited to, natural and man-made barriers, competition in the area, transportation networks and the distance persons will customarily travel to conduct their banking business. Another consideration in determining the service area was the fact that Land O'Lakes has been a focal point for business activity and residential growth in Central Pasco County. Lake State intends, for the near future, to service (with only a few exceptions) only residents and businesses located in Pasco and Hillsborough Counties, but may choose to accept some business from outside these areas.

DEPOSIT ACTIVITIES

         Lake State's deposit services include interest bearing and non-interest bearing business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit, money market accounts and IRA accounts. It is the policy of Lake State to monitor its competition in order to keep the rates paid on its deposits at a competitive level. For additional information regarding Lake State's deposit accounts, see "LAKE STATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Deposits."

LOAN ACTIVITIES

         Lake State invests certain of the deposits made with it and its equity capital in commercial loans, mortgage loans and a full line of consumer-oriented loans. Lake State's loans are concentrated in three major areas: commercial loans, construction and real estate loans, and installment loans. As of December 31, 1995, approximately 75% of the loan portfolio consisted of loans collateralized by first or second mortgages on residential or commercial real estate located in Pasco and Hillsborough Counties and the surrounding areas.

         Lake State's commercial loans include loans to individuals and small-to-medium-sized businesses located primarily in Pasco and Hillsborough Counties for working capital, equipment purchases, and various other business purposes. Commercial loans may be made at variable or fixed rates of interest. It is Lake State's policy to make commercial loans to qualified businesses collateralized by inventory, account receivables, equipment, real property and lines of credit.

         Lake State's real estate loans are collateralized by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for various other consumer and business purposes (whether or not related to the real estate securing them). Lake State also engages in lending to individuals and builders for the construction of single-family residences. These real estate loans may be made at fixed or variable interest rates. It is Lake State's policy to require a minimum of 20% down payment on commercial real estate loans.

         Lake State's installment loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis.

         For additional information regarding Lake State's loans portfolio, see "LAKE STATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loan Portfolio" and "- Risk Elements of Loan Portfolio."

OTHER SERVICES

         Lake State provides most other traditional commercial and consumer banking services, money orders, traveler's cheques, notary service, safe deposit services and wire transfers. Lake State owns an automatic teller machine (ATM) and offers debit cards to its customers which can be used at ATMs which allow access to the HONOR network.

COMPETITION

         The banking industry in general, and Lake State's Primary Service Area in particular, is characterized by significant competition for both deposits and lending opportunities. In its market area, Lake State competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors. Competition for deposits may have the effect of increasing the rates of interest Lake State will pay on deposits, which would increase Lake State's cost of money and possibly reduce its net income. Competition for loans may have the effect of lowering the rate of interest Lake State will receive on its loans, which would lower Lake State's return on invested assets and possibly reduce its net income. Many of Lake State's competitors have been in existence for a significantly longer period of time than Lake State and may offer certain services, such as trust services, that Lake State does not provide at this time. The profitability of Lake State depends upon its ability to compete in its market area.

         In recent years important federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. See "SUPERVISION AND REGULATION - The Riegle-Neal Interstate Banking and Branching Efficiency Act." There are approximately 181 established or future offices of commercial banks and savings and loan associations located in Hillsborough County and 94 established or future offices of commercial banks and savings and loan associations located in Pasco County.

                     SELECTED FINANCIAL DATA OF LAKE STATE


                                                                      Years Ended December 31,
(In Thousands)                                          -----------------------------------------------------
                                                          1995       1994       1993        1992      1991
                                                        ---------  ---------   -------    --------  ---------
Net Interest Income*                                    $   1,596  $   1,294   $ 1,104    $    933  $    683
Provision for Loan Losses                                      11         30        28          43        78
Net Income                                                    512        446       380         140        47
Per Share Data:
   Net Income                                                1.62       1.41      1.20        0.44      0.15
   Cash Dividends                                            0.55       0.40         0           0         0

Total Average Stockholders' Equity                          3,452      3,124     2,726       2,414     2,370
Total Average Assets                                       27,757     24,073    22,550      21,223    18,220

Ratios:
   Average Equity to Assets                                 12.44%     12.98%    12.09%      11.37%    13.01%
   Return on Average Equity                                 14.83      14.28     13.93        5.79      1.98
   Return on Average Assets                                  1.84       1.85      1.69        0.66      0.26


*Includes Bank Fees:
1995-$83
1994-$61
1993-$51
1992-$38
1991-$35


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         Lake State commenced operations on July 15, 1988, with $2,999,130 in capital after deducting $115,061 of pre-opening expenses from the proceeds of its initial stock offering. Lake State's activities since inception have primarily consisted of accepting deposits and originating a variety of loans. Lake State, as a local independent bank, follows a philosophy of developing its equity and deposit base and focusing its lending activities within its market area. Lake State's total assets increased from 1988 through 1995, though its capital ratios declined from 1988 through 1990 due to the operating losses which were incurred. See "Liquidity and Capital Resources." In January of 1991 Lake State's senior management was replaced. Since that time, Lake State's total assets, total deposits and total loans (net) have grown as follows:

(In Thousands)

                            December 31,        December 31,      December 31,         December 31,
                                1992                1993              1994                  1995
                            ------------        ------------      ------------         -------------
Total Assets             $       21,260      $     23,498       $      23,649       $       28,179
Total Deposits                   18,669            20,462              20,261               24,077
Total Loans, Net                 13,344            15,058              15,518               18,196



         The following discussion and analysis is based upon Lake State's results of operations and financial condition for the years ended December 31, 1995, 1994, 1993, and 1992 and should be read in conjunction with the Financial Statements of Lake State and the related Notes appearing elsewhere in this Proxy Statement/Prospectus. Unless otherwise noted, all average information has been derived from quarterly Call Reports filed by Lake State with the FDIC.

RESULTS OF OPERATIONS

         Lake State's net income for the year ended December 31, 1995 was $511,641 versus net income of $446,118 for the year ended December 31, 1994. Lake State had a net income of $379,638 for the year ended December 31, 1993. On a per share basis, net income for the years ended December 31, 1995, 1994 and 1993 was $1.62, $1.41, and $1.20 per share, respectively.

         The increase in net income from $379,638 in 1993 to approximately $446,000 in 1994 generally resulted from decreases in non-earning assets and litigation losses.

         The increase in net income from $446,118 in 1994 to approximately $512,000 in 1995 generally resulted from decreased costs from the operation of other real estate ($11,028 in 1995 versus $89,614 in 1994), decreased loan provisions ($11,000 in 1995 versus $30,000 in 1994), and an increase in the interest rate spread from 5.13% in 1994 to 5.19% in 1995.

         Net Interest Income. The major component of Lake State's earning capacity is net interest income, which represents the difference or spread between interest income on interest-earning assets, primarily loans, investment securities and Federal funds sold, and interest expense on interest-bearing liabilities, primarily deposits and borrowed funds. Net interest income depends primarily on the volume of average interest-earning assets and average interest-bearing liabilities and Lake State's interest rate spread, which is the difference between the average yield earned on its loan and investment portfolios and the average rate paid on its deposits and borrowings. Lake State's interest rate spread is impacted by interest rates, deposit flows and loan demands.

         Lake State's net interest income was approximately $1,596,000 for the year ended December 31, 1995, approximately $1,294,000 for the year ended December 31, 1994, and approximately $1,104,000 for the year ended December 31, 1993, representing an increase of 23% from 1994 to 1995 and an increase of 17% from 1993 to 1994. Lake State's interest rate spread was 5.19% for the year ended December 31, 1995, 5.13% for the year ended December 31, 1994 and 4.83% for the year ended December 31, 1993. The increase in the interest rate spread for the year ended December 31, 1995 when compared to the year ended December 31, 1994 was due to the fact that the yields on average interest-earning assets increased at a faster rate than the increase in the rates paid by Lake State on its deposits and borrowings due to prevailing market conditions during the period. Net interest income also increased during the comparable period due to an increase in Lake State's total average interest-earning assets.

         The increase in Lake State's interest rate spread from 4.90% in 1993 to 5.13% in 1994 is due to the fact that the yields on average interest-earning assets increased, while the rates paid by Lake State on its deposits and borrowings decreased as a result of prevailing market conditions during the period. In addition, Lake State experienced an increase in its interest-earning assets.

         The following table shows for each category of interest-earning liabilities, the average balance outstanding, the amount of interest earned or paid on such amounts and the average yield earned or rate paid thereon for the three years ended December 31, 1995, 1994 and 1993. The table also shows the net yield on interest-earning assets for each of those periods.

                                                     Year Ended December 31,
                     -----------------------------------------------------------------------------------------
                                1995                           1994                            1993
                     ---------------------------    ---------------------------    ---------------------------
                     Average                       Average                         Average
                     Balance  Interest Yield/Rate  Balance   Interest Yield/Rate   Balance  Interest Yield/Rate
                     -------  -------- ----------  -------   -------- ----------   -------  -------- ----------
                                                        (dollars in thousands)
ASSETS:
Interest Earning Assets:
- -----------------------
Federal funds sold        $  1,555  $    90  5.79%  $  1,172  $     50   4.27%   $ 1,278  $    37        2.90%
Investment securities*       6,686      368  5.50%  $  5,238  $    286   5.46%     4,737      309        6.52%
Loans net of
  unearned income(2)      $ 17,141  $ 1,884 10.99%  $ 15,136  $  1,487   9.82%    13,605    1,332        9.79%
                          --------  ------- ------  --------  --------   -----   -------  -------        -----

Total interest
Earning Assets            $ 25,381  $ 2,342  9.23%  $ 21,546  $  1,823   8.46%   $19,620  $ 1,678        8.55%

Non-Interest
- ------------
  Earning Assets:
  --------------
Cash/Due From             $  1,054                     1,115                       1,330
P&E, net                       799                       821                         844
Accrued Interest
  Receivable                   176                       152                         144
OREO                           143                       427                         649
Other Assets                    49                        35                          50
Allowance for Loan
  Loss                        (257)                     (225)                       (208)
                          --------                  --------                     -------
Total Assets              $ 27,345                  $ 23,871                     $22,429
                          ========                  ========                     =======

Interest Bearing
- ----------------
  Liabilities:
  -----------
Interest bearing demand   $  3,034  $    54  1.78%  $  2,666  $     48   1.80%   $ 2,244  $    43        1.92%
Money market deposits     $  3,772  $    99  2.62%  $  3,173  $     75   2.36%   $ 2,966  $    70        2.36%
Savings Deposits          $  1,392  $    30  2.15%  $  1,294  $     28   2.16%   $ 1,212  $    27        2.23%
Time deposits             $ 10,304  $   564  5.47%  $  8,749  $    378   4.32%   $ 9,218  $   432        4.69%
                          --------  ------- -----   --------  --------   ----    -------  -------        ----
                          $ 18,502  $   747  4.04%  $ 15,882  $    529   3.33%   $15,640  $   572        3.66%

Non-interest
- ------------
  Liabilities:
  -----------
Demand Deposits           $  5,161                  $  4,746                     $ 3,990
Other Liabilities              203                        93                          76
                          --------                  --------                     -------
Total Liabilities           23,866                    20,721                      19,707
Total Shareholders'
  Equity*                    3,479                     3,150                       2,722
                          --------                  --------                     -------
Total Liabilities and
  Shareholders' Equity    $ 27,345                  $ 23,871                     $22,429
                          ========                  ========                     =======

Net Interest Income       $  1,595                  $  1,294                     $ 1,106
                          ========                  ========                     =======

Interest Rate Spread                         5.19%                       5.13%                           4.90%
                                            ======                       =====                           =====

Net Yield Interest
  Earning Assets(1)                          6.28%                       6.01%                           5.64%
                                            ======                       =====                           =====

- --------------------------
(1) Net yield on interest-earning assets is determined by dividing net interest income by total average interest-earning assets.
(2)      Includes fees on loans of         1995: $83
                                           1994:  61
                                           1993:  51

*Excludes FASB 115 unrealized gains/losses on securities available for sale.

         The following table represents the effect on net interest income of changes from prior comparable periods in volume, rate and rate/volume for the categories of interest-earning assets and interest-bearing liabilities set forth below and for the periods indicated. The effect of a change in volume has been determined by applying the rate in the earlier period to the change in volume during the current period. The effect of a change in rate was determined by applying the change in the rate from the earlier period to the volume from the earlier period. The rate/volume variance has been allocated to the volume variance. Average quarterly balances of all categories in each reported period were used in the volume computations. Average quarterly rates in each period were used in rate computations.


                                    1995 Compared to 1994               1994 Compared to 1993
                                     Increase (Decrease)                 Increase (Decrease)
                                   ----------------------              ------------------------
                                    Volume     Rate     Net            Volume     Rate     Net
                                                  (dollars in thousands)
Interest Earned On:

Loans                                 220      177      377              150         5      155
Investment Securities                  80        2       82               27       (50)     (23)
Federal funds sold                     22       18       40               (5)       18       13
                                 --------  -------  -------          -------  --------  -------
Total interest income                 322      197      519              172       (27)     145
                                 --------  -------  -------          -------  --------  -------

Interest paid on:

NOW accounts/
  money market/public
  funds                                23        7       30               13        (3)      10
Savings Deposits                        2        0        2                2        (1)       1
Time Deposits                          85      101      186              (20)      (34)     (54)
                                 --------  -------  -------          -------  --------  -------
Total interest expense                110      108      218               (5)      (38)     (43)
                                 --------  -------  -------          -------  --------  -------

Net interest income                   212       89      301              177        11      188
                                 ========  =======  =======          =======  ========  =======



         Asset/Liability. Lake State seeks to maintain a program of asset and liability management designed to limit its vulnerability to interest rate risk. The principal measure of Lake State's exposure to interest rate risk is its interest rate sensitivity "gap", which is the difference between interest rate sensitive assets and interest rate sensitive liabilities. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the period analyzed, usually one fiscal year. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income.
During periods of declining interest rates, the inverse would tend to occur.
If the maturities of Lake State's assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase (or decrease) in interest rates on net interest income would be minimal.

         Lake State's asset and liability policies are directed toward matching, to the extent possible, its interest rate sensitive assets and interest rate sensitive liabilities to achieve and maintain a satisfactory differential between its interest income and interest expense regardless of the general level and movement of interest rates. To this end, Lake State's management reviews on a periodic basis the duration of asset and liability categories. The following tables summarize the interest rate sensitive assets and liabilities of Lake State at December 31, 1995, based on the period during which they mature or are subject to repricing.

                       Maturity and Repricing Analysis
                             at December 31, 1995
                    (dollars in thousands, except ratios)


GAP POSITION:             1-30 Day        31-60 Day        61-90 Day       91-180 Day      181-365 Day
- -------------             ----------------------------------------------------------------------------
Rate Sensitive Assets        9,026              144            2,014            1,645            3,823

Rate Sensitive Liabilities   1,233            1,000            1,108            2,647            2,466

Repricing Difference         7,793             (856)             906           (1,002)           1,357

Cumulative GAP               7,993           $7,137            8,043            7,041            8,398


R.S.A./R.S.L.                7.32              0.14             1.82             0.62             1.55

Cumulative
R.S.A./R.S.L.                7.32              4.11             3.35             2.14             1.97

GAP/Earning Assets          31.09%            27.76%           31.28%           27.39%           32.66%
GAP/Total Assets            28.31%            25.27%           28.48%           24.93%           29.74%
GAP/Total Equity           207.34%           185.14%          208.64           182.65           217.85%



         Interest-earning Assets. The increase or decrease in average interest-earning assets and the percentage of average loans to total average interest-earning assets for the three years ended December 31, 1995, 1994 and 1993 are as follows:

                                                           % Increase                  Average loans as a %
For the year ended            Average interest-          (decrease) over               of total average
December 31,                    earning assets           previous year                 interest-earning assets
- ------------------           --------------------        ---------------               -----------------------
     1995                        $    25,381,000              17.80%                        67.53%
     1994                             21,546,000               9.82%                        70.25%
     1993                             19,620,000               9.70%                        69.34%


         The increase in average interest-earning assets from December 31, 1993 to 1994 was predominantly the result of a substantial increase in the loan portfolio from $13,605,000 to $15,136,000. The increase in average interest-earning assets from December 31, 1994 to 1995 was the result of an increase in the loan portfolio from $15,136,000 to $17,141,000 and an increase in the securities portfolio from $5,238,000 to $6,686,000.


         Non-interest Earning Assets. Average non-interest earning assets accounted for 7.18% of average total assets at December 31, 1995 compared with 9.74% of average total assets at December 31, 1994 and 12.52% of total average assets at December 31, 1993. Non-interest earning assets at December 31, 1995 primarily consisted of cash and funds placed in accounts with other banks, property and equipment, accrued interest receivable and other real estate owned.

         Funding Sources. The primary source of funds for Lake State's lending and investing activities is deposits. The following table summarizes Lake State's average deposits at December 31, 1995, 1994 and 1993:

                                                    Average Deposits
                                       -----------------------------------------

                                                 Year Ended December 31,
                                       -----------------------------------------
                                           1993            1994         1995
                                       -------------  ------------  ------------
Demand deposits                        $   3,989,941  $  4,746,609  $  5,160,765
NOW accounts                               2,244,135     2,665,934     3,033,844
Savings deposits                           1,212,412     1,293,910     1,392,185
Time deposits                              9,217,744     8,748,577    10,304,437
Money Market                               2,966,388     3,172,992     3,771,530
                                       -------------  ------------  ------------
Total                                  $  19,630,625  $ 20,628,022  $ 23,662,761
                                       =============  ============  ============


         As of December 31, 1995, deposits of Lake State were distributed among demand deposits (21.81%), Money Market (15.94%), savings and time deposits (49.43%), and NOW accounts (12.82%). Lake State's deposits are attracted primarily from individuals and professionals and also from small and medium size businesses and agricultural enterprises located predominantly in Lake State's Primary Service Area. Management of Lake State does not believe that the loss of any one or a few of its deposit accounts would have a materially adverse effect upon the operations of Lake State or erode its deposit base.

         The increase in Lake State's interest-earning assets from year end 1993 to year end 1995 was funded principally through increased deposits during those periods. Although this increase in deposits provided the necessary funds to support Lake State's aggressive lending and investing activities during that period, the stable to declining yields paid by Lake State on its deposits during that same period contributed to an increase in the net interest margin on Lake State's interest-earning assets during this period.

         Other Operating Income. Lake State's other operating income was $218,920 for the year ended December 31, 1995 as compared to $212,274 for the year ended December 31, 1994 and $194,033 for the year ended December 31, 1993. Lake State's other operating income is comprised primarily of gains on sales of securities, service charges on deposit accounts, NSF charges and safe deposit box rental fees. The growth in other operating income from 1994 to 1995 was due primarily to gains on sales of securities, with growth in other operating income for 1993 to 1994 due primarily to increased service charges on deposit activity.

         Other Operating Expenses. The following table sets forth Lake State's other operating expenses for the years ended December 31, 1995, 1994 and 1993:


                                                 Year Ended December 31,
                                       -----------------------------------------
                                           1993            1994         1995
                                       -------------   -----------  ------------
Employee compensation and
  benefits                             $     402,332   $   426,511 $     457,927
Occupancy and equipment                      106,714       105,888       102,938
Legal and professional fees                   53,810        38,692        50,279
Data processing                               86,674        93,594       118,289
Insurance Expense                             75,859        68,218        38,806
Advertising & Promotion                       37,438        43,175        41,652
Net Cost from operation
  of ORE                                      16,000        89.619        11,028
Other                                        111,955       120,469       164,723
                                       -------------    ----------     ---------
Total                                        890,782       986,166       985,642
                                       =============    ==========  ============

         Lake State's other operating expenses increased from 1993 to 1995 by 10.65%. The principal reasons for the change in other operating expenses from 1993 to 1995 were increases in employee compensation, data processing costs and director fees, offset by lower occupancy costs.

         Employee compensation and benefits increased 6.01% from the year ended December 31, 1993 to the year ended December 31, 1994, and increased 7.37% from the year ended 1994 to the year ended December 31, 1995. These fluctuations were primarily due to changes in the number of employees and annual merit increases in salaries.

         Allowance for Loan Losses. The allowance for the loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management of Lake State believes that the collectibility of the principal on such loans is unlikely. The allowance is an amount that management of Lake State believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility of loans, which takes into consideration any prior loan loss experience on loans and commitments to extend credit. The evaluations also take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. Historical results indicate that the greatest risk in Lake State's loan portfolio has arisen in the real estate category. See "-Risk Elements of Loan Portfolio" for a description of non-accrual loans and loans past due 90 days or more in Lake State's loan portfolio.

         The following table sets forth an analysis of Lake State's allowance for loan losses for the periods indicated:

                                                 Year Ended December 31,
                                     -------------------------------------------
                                           1993            1994         1995
                                     -------------    ----------    ------------
                                                  (dollars in thousands)
Beginning balance                    $        223     $      209    $      234
Provision for loan loss                        28             30            11
Loans charged off                             (66)            (6)           (6)
Recoveries                                     24              1            32
                                     ------------     ----------    ----------

Balance, end of period               $        209     $      234    $      271
                                     ============     ==========    ==========

Ratio of net charge-offs
during the period to average loans
outstanding during the period              -0.31%         -0.03%         0.15%



         At December 31, 1995 Lake State's loan loss reserve was 1.46% of loans. The peer group's loan loss reserve was approximately 1.45% of loans as of December 31, 1995. Any future increase in the loan loss reserve would be charged to current operations and thus reduce income or increase the operating loss, as the case may be.

         Lake State conducts a quarterly review of the allowance for loan losses and seeks to maintain a balance which is adequate but not excessive based on all the available evidence.

INCOME TAXES

         The Bank accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109), Accounting for Income Taxes. Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         Significant components of the provision for income taxes for the year ending December 31, 1995 and 1994 is as follows:

                                                            1995                              1994
         Current:
           Federal                                    $    264,620                       $     40,000
           State                                            35,000                              3,900
                                                      ------------                       ------------

                Total current                              299,620                             43,900
                                                      ------------                       ------------

         Deferred:
           Federal                                           6,300                                  0
           State                                               700                                  0
                                                      ------------                       ------------

                Total deferred                        $      7,000                       $          0
                                                      ------------                       ------------

                                                      $    306,620                       $     43,900
                                                      ============                       ============

LIQUIDITY AND CAPITAL RESOURCES

         The average life of Lake State's investment portfolio at December 31, 1995 is approximately three years. See "-Investment Securities." It is the objective of Lake State to maintain a loan to deposit ratio of approximately 75%. Lake State has not experienced liquidity problems in the past due to growth in Lake State's deposit base. As a result, Lake State maintained a liquidity level in excess of 25% for most of 1994 and 1995. In the future, current, seasonal and unanticipated liquidity requirements will be met by managing the maturity structure of high quality marketable assets and by maintaining discretionary access to short term funding sources. Lake State currently maintains Federal Funds borrowing lines and a reserve repurchase agreement with various correspondents which aggregate $1,500,000 and $500,000 respectively.

         In the normal course of business, the capital position of Lake State is reviewed by management of Lake State to ensure that Lake State's capital is adequate and consistent with expected growth. The capital position of Lake State represents the level of capital needed to support Lake State's expansion. Since Lake State's inception, the primary capital to support Lake State's asset base has come entirely from the original capitalization of Lake State and internally generated profits.

         The FDIC has specified guidelines for purposes of evaluating a bank's capital adequacy. Those guidelines assign weighted levels of risk to asset categories to measure capital adequacy. Specifically, in order to avoid being considered undercapitalized, the FDIC requires Lake State to maintain a minimum Tier 1 Capital of at least 4%, Tier 1 Leverage ratio of at least 4% and a total risk-based capital of at least 8% of risk weighted assets. As of December 31, 1995 Lake State met the requirements to be categorized as a well capitalized institution under the applicable FDIC regulations. See "SUPERVISION AND REGULATION-Capital Guidelines."

         At December 31, 1995 Lake State had no significant commitments for capital expenditures. In the normal course of business, Lake State has various outstanding commitments to extend credit that are not reflected in the accompanying financial statements. At December 31, 1995 and 1994, commitments to extend credit and standby letters of credit aggregated approximately $1,943,000 and $1,914,000, respectively. Lake State's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. Lake State uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Since certain of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Lake State evaluates each borrower's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Lake State upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include real estate, automobiles, boats, inventory, receivables and deposit accounts.

         Standby letters of credit are conditional commitments issued by Lake State to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. There are no significant concentrations of credit risk with any individual counterparty to originate loans.

IMPACT OF INFLATION

         The financial statements and related data presented herein have been prepared using the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation on banks differs from its impact on nonfinancial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. This gap represents the difference between variable rate assets and variable rate liabilities. Lake State attempted to structure its assets and liabilities and manage its interest rate sensitivity gap accordingly, thus seeking to minimize the potential effects of inflation. For information on Lake State's management of its interest rate sensitive assets and liabilities, see "Liquidity and Capital Resources" and "Asset/Liability Management."

         The following tables contain information concerning the financial condition and operations of Lake State for the period or periods, or as of the date or dates, shown in each table. All average information is presented on a daily basis and has been derived from quarterly Call Reports filed by Lake State with the FDIC.

INVESTMENT SECURITIES

         Lake State's investment securities which are available for sale are recorded at fair value. Unrealized gains and losses on securities available for sale, net of deferred taxes, are shown as a separate component of stockholders' equity on the balance sheets. At December 31, 1995, an unrealized holding gain of $2,506, net of deferred taxes of $1,002, was shown as a component of stockholders' equity. At December 31, 1994, an unrealized holding loss of $81,216, net of deferred taxes of $32,486, was shown as a component of stockholders' equity.

                                                                        1995
                                         ---------------------------------------------------------------
                                             Gross              Gross
                                           Amortized         Unrealized     Unrealized        Market
                                              Cost              Gains         Losses           Value
                                         --------------     -----------    ------------     ------------
Held to maturity:
   U.S. Treasury securities              $       99,870     $         0    $         58     $     99,812
   U.S. Government agency
     securities                               3,583,335              37         106,178        3,477,194
                                         --------------     -----------    ------------     ------------
                                         $    3,683,205     $        37    $    106,236     $  3,577,006
                                         ==============     ===========    ============     ============

Available for sale:
   U.S. Treasury securities              $    1,548,027     $     2,545    $      4,367     $  1,546,205
   U.S. Government agency
     securities                               2,050,381           6,491           2,163        2,054,709
                                         --------------     -----------    ------------     ------------
                                         $    3,598,408     $     9,036    $      6,530     $  3,600,914
                                         ==============     ===========    ============     ============

                                                                        1994
                                         ---------------------------------------------------------------
                                             Gross              Gross
                                           Amortized         Unrealized     Unrealized        Market
                                              Cost              Gains         Losses           Value
                                         --------------     -----------    ------------     ------------

Held to maturity:
   U.S. Treasury securities              $      988,955     $         0    $     13,555     $    975,400
   U.S. Government agency
     securities                               2,552,987             188         262,875        2,290,300
                                         --------------     -----------    ------------     ------------
                                         $    3,541,942     $       188    $    276,430     $  3,265,700
                                         ==============     ===========    ============     ============

Available for sale:
   U.S. Treasury securities              $    1,844,918     $       439    $     60,188     $  1,785,169
   U.S. Government agency
     securities                                 399,964               0          21,467          378,497
                                         --------------     -----------    ------------     ------------
                                         $    2,244,882     $       439    $     81,655     $  2,163,666
                                         ==============     ===========    ============     ============


                                                                        1993
                                         ---------------------------------------------------------------
                                             Gross              Gross
                                           Amortized         Unrealized     Unrealized        Market
                                              Cost              Gains         Losses           Value
                                         --------------     -----------    ------------     ------------

Held to maturity:
   U.S. Treasury securities
   U.S. Government agency
     securities                          $    2,906,150     $    20,335    $      3,645     $  2,924,840
                                         ==============     ===========    ============     ============


Available for sale:
   U.S. Treasury securities              $    1,726,696     $    63,457    $         --     $  1,790,153
   U.S. Government agency
     securities                                 400,363             749             302          400,810
                                         --------------     -----------    ------------     ------------
                                         $    2,127,059     $    64,206    $        302     $  2,190,963
                                         ==============     ===========    ============     ============


         The following table sets forth the maturities of Lake State's investment securities at December 31, 1995. The amortized cost and approximate market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities due to borrowers having the right to call or prepay obligations with or without call or prepayment penalties.


                                                Held to Maturity                Available for Sale
                                         ------------------------------    -----------------------------
                                           Amortized           Market        Amortized        Market
                                              Cost              Value          Cost            Value
                                         --------------     -----------    ------------     ------------
Maturities during 1996                 $         99,870   $      99,812   $   1,548,027     $  1,546,205
Due after one year through
     five years                               2,565,545       2,463,137       2,050,381        2,054,709
Due after five years through
     ten years                                1,017,790       1,014,057               0                0
                                       ----------------   -------------   -------------     ------------
                                       $      3,683,205   $   3,577,006   $   3,598,408     $  3,600,914
                                       ================   =============   =============     ============


Proceeds from sales of investments in debt securities during 1995 and 1994 approximated $498,000 and $1,055,000, respectively. Gross gains realized on those sales approximated $200 and $39,700, respectively. No losses were realized on sales of investments in debt securities during 1995 and 1994.

LOAN PORTFOLIO

         The following table sets forth the composition of Lake State's loan portfolio by type of loan at the dates indicated:


                                                    December 31,
                             ------------------------------------------------------
                                1995        1994        1993      1992        1991
                                ----        ----        ----      ----        ----
                                                   (in thousands)
Types of loans:
   Commercial, financial and
       agricultural          $    1,949  $   1,561  $   1,859  $   2,003  $   2,216
   Real estate - commercial      12,960     10,663      9,702      8,589      7,266
   Real estate - residential      2,177      2,419      2,688      1,812      1,763
   Consumer                       1,442      1,172      1,072      1,197      1,111

Total loans                  $   18,528  $  15,815  $  15,321  $  13,601  $  12,356
                             ----------  ---------  ---------  ---------  ---------

Less:

   Deferred loan fees               (61)       (63)       (54)       (34)       (32)

   Allowance for loan
      losses                       (271)      (234)      (209)      (223)      (208)

Loans, net                   $   18,196  $  15,518  $  15,058  $  13,344  $  12,116
                             ==========  =========  =========  =========  =========


         Lake State's loan portfolio, which comprised 67.53%, 70.25% and 69.34% of Lake State's interest-earning assets at December 31, 1995, 1994 and 1993, respectively, increased by 14.19% from 1991 to 1992, by 8.70% from 1992 to 1993, by 9.82% from 1993 to 1994 and by 17.80% from 1994 to 1995. The increases were as a result of increased normal loan demands, mostly within Lake State's Primary Service Area.

         Residential real estate mortgages comprised approximately 11.75%, 15.30% and 17.54% of Lake State's loan portfolio at December 31, 1995, 1994 and 1993, respectively. Commercial real estate loans comprised approximately 69.95%, 67.42% and 63.32% of Lake State's loan portfolio at December 31, 1995, 1994, and 1993, respectively. Commercial, financial and agricultural loans comprised approximately 10.52%, 9.87% and 12.13% of Lake State's loan portfolio at December 31, 1995, 1994 and 1993, respectively. Consumer loans comprised approximately 7.78%, 7.41% and 7.00% of Lake State's loan portfolio at December 31, 1995, 1994, and 1993, respectively.

         The following tables set forth the contractual maturities of loans outstanding December 31, 1995 and an analysis of sensitivities of loans due to changes in interest rates. Variable interest rates are rates which vary with the prime rate or as a result of the occurrence of a future event.

                                                             December 31, 1995
                                                                  Maturing
                                            --------------------------------------------------

                                                               Over one year
                                           One year             through five          Over five
                                           or less                 years                years
                                         -----------           -------------         -----------
                                                               (in thousands)
Commercial, industrial and
agricultural                               $ 1,102                $   847             $      0
Real Estate - Commercial                     4,772                  7,948                  240
Real estate - Residential                      542                  1,367                  268
Consumer                                       826                    603                   13
                                           -------                -------             --------
         Total                             $ 7,242                $10,765             $    521
                                           =======                =======             ========


                                                                      Interest Sensitivity
                                                                  ---------------------------
                                                                  Fixed Rate     Variable Rate
                                                                  ----------     -------------
                                                                          (in thousands)
Amount of loans due after one year with:

Commercial, industrial and
agricultural                                                       $   673          $   174
Real Estate - Commercial                                             4,452            3,736
Real Estate - Residential                                            1,446              189
Consumer                                                               616                0
                                                                   -------          -------
         Total                                                     $ 7,187          $ 4,099
                                                                   =======          =======


RISK ELEMENTS OF LOAN PORTFOLIO

         Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest. This policy applies to all types of loans. Past due loans reflect the total principal balance of any loans which are not being paid as to principal or interest according to the terms of the contract. Other real estate owned represents properties acquired through foreclosure.

         The following table reports, for the periods indicated, loans accounted for on a non-accrual basis, loans which are contractually past due 90 days or more as to interest or principal payments but have not been classified as non-accrual, and loans which have been transferred to other real estate owned status.

                                                    December 31,
                               ------------------------------------------------------
                                1995        1994        1993      1992        1991
                                ----        ----        ----      ----        ----
                                                   (in thousands)
Non-accrual loan                $   88      $  91      $ 107    $   334      $  94
Loans past due 90 days
   or more                           2          0          0          0          0

Other real estate owned             55        231        557        972        846
                                ------      -----      -----    -------      -----

Total                           $  145      $ 322      $ 664    $ 1,306      $ 940
                                ------      -----      -----    -------      -----

         Loans on which accrual of interest has been discontinued amounted to approximately $87,700 and $91,000 at December 31, 1995 and 1994, respectively. If interest on those loans had been accrued, such income would have approximated $2,000 and $11,4000 for 1995 and 1994, respectively.

         As of December 31, 1995, Lake State had only one loan, for $87,700, in non-accrual status. This represented a real estate mortgage on certain real property located in Land O'Lakes, Florida. Other real estate owned at December 31, 1995 consists of two properties. Both properties are vacant lots zoned residential in Wesley Chapel, Florida. These properties are currently listed with a real estate agent.

         Generally, loans for construction and commercial real estate can present a higher degree of risk to a lender depending upon, among other things, whether the borrower has a permanent financing at the end of a loan period, whether the project is income producing, and changing economic conditions. Commercial and financial loans also entail certain additional risks since they usually involve large loan balances to a single borrower or a related group of borrowers, resulting in a more concentrated loan portfolio, and since their repayment is usually dependent upon the successful operation of the commercial enterprise and is also subject to adverse conditions in the economy. While there is no assurance that Lake State will not realize any losses on its construction loans or commercial real estate loans, management is of the belief that the degree of risk related to such loans is not significant to Lake State.


DEPOSITS

         Lake State offers a variety of deposit products ranging in maturity from demand-type accounts to certificates of deposit with varying maturities. Lake State's deposits are primarily derived from the Pasco and Hillsborough Counties. Lake State does not have a concentration of deposits from any one source, the loss of which would have a materially adverse effect on the business of Lake State. The following table sets forth the average amounts of deposits and the average rates paid by Lake State on such deposits for the periods indicated.

                                                           Year Ended December 31
                                ---------------------------------------------------------------------------
                                        1993                        1994                       1995
                                -------------------       -----------------------      --------------------
                                Average     Average       Average         Average      Average       Average
                                Balance       Rate        Balance           Rate       Balance        Rate
                                -------     --------      -------         --------     -------      --------
                                                       (dollars in thousands, except ratios)
Non-interest bearing
    demand                    $   3,990       -         $    4,746          -       $    5,161         -
Interest-bearing NOW
    demand                        2,244       1.92%          2,666          1.80%        3,034        1.78%
Savings deposits                  1,212       2.23%          1,294          2.16%        1,392        2.15%
Time deposits                     9,218       4.69%          8,749          4.32%       10,304        5.47%
Money market deposits             2,966       2.36%          3,173          2.36%        3,772        2.62%
                              ---------       -----     ----------          -----   ----------        -----
Total                         $  19,631                 $   20,628                  $   23,663
                              =========                 ==========                  ==========

Weighted average
    rate on interest-
    bearing deposits                          3.66%                         3.33%                     4.04%
                                              -----                         -----                     -----



                BENEFICIAL OWNERSHIP OF LAKE STATE COMMON STOCK

         Lake State is authorized under its Articles of Incorporation to issue 500,000 shares of Lake State Common Stock. As of the Record Date, Lake State had issued and outstanding 316,332 shares of Lake State Common Stock. The following table sets forth information as of the Record Date with respect to those persons known by Lake State to be the beneficial owners of more than 5% of the outstanding shares of Lake State Common Stock, and as to shares of Lake State Common Stock beneficially owned by the directors of Lake State individually and by all officers and directors of Lake State as a group. Management of Lake State knows of no other persons, other than those set forth in the following table, who own beneficially more than 5% of the outstanding shares of Lake State

Common Stock as of the date of this Proxy Statement/Prospectus. See "THE MERGER-Background of the Merger; Reasons for Merger; Recommendation of the Board of Directors of Lake State."

                                                   AMOUNT AND NATURE
                NAME AND ADDRESS OF                  OF BENEFICIAL                        PERCENT
                 BENEFICIAL OWNER                    OWNERSHIP(1)                        OF CLASS
               ---------------------               -----------------                    ----------
5% Shareholders:

         William Collier(1)                          20,000  shares                          6.32%
         21111 Lake Thomas Dr.
         Land O'Lakes, FL 34639

         Frederick A. Meyer(1)(2)                    75,710  shares                         23.93%
         18510 Turtle Dr.
         Lutz, FL  33549

         C. Russell Adams (1)(2)                     17,500  shares                          5.53%
         3420 Lake Padgett Dr.
         Land O'Lakes, FL  34639

         Leonard H. Johnson(1)(2)                    23,999  shares                          7.58%
         P. O. Box 2337
         Dade City, FL 34297-2337

         Roland D. Waller(2)                         17,000  shares                          5.37%
         5332 Main Street
         New Port Richey, FL 33552

         Keith A. Watson(1)(2)                       47,300  shares                         14.95%
         P. O. Box 927
         Lutz, FL  33549

Directors:

         William Stephens(1)                         13,500  shares                          4.26%

         Paul R. Sidlo(1)                            12,500  shares                          3.95%

All Directors and
Executive Officers of Lake State
as a group (7 persons)                              207,509 shares                          65.59%

- --------------------------

(1) Includes all shares held directly as well as by spouses and minor children over which shares the named individuals or group of individuals exercise sole or shared voting or investment power.

(2) Messrs Meyer, Adams, Johnson, Waller and Watson are also directors of Lake State.


                                 LEGAL MATTERS

         Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley, Arant, Rose & White, 2001 Park Place, Suite 1400, Birmingham, Alabama, counsel for SouthTrust. As of December 31, 1995 the partners and associates of the firm of Bradley, Arant, Rose & White beneficially owned approximately 2,130,000 shares of SouthTrust Common Stock.

                                    EXPERTS

         The consolidated financial statements of SouthTrust and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen, L.L.P., independent public accountants, for the periods indicated in their reports thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Lake State as of and for the years ended December 31, 1995 and 1994 included in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

         The Board of Directors of Lake State does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

         (i) SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1995 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 17, 1996) (Commission File No. 0-3613); and

         (ii) SouthTrust's Current Report on Form 8-K dated January 10, 1996 (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust."

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Mr. Aubrey D. Barnard, SouthTrust Corporation, 420 North 20th Street, Birmingham, Alabama 35203, telephone number (205) 254-5000.

                      INDEX TO THE FINANCIAL STATEMENTS
                              OF LAKE STATE BANK



CAPTION                                                                                         PAGES
- -------                                                                                         -----
Report of Independent Accountants                                                                F-2


Audited Financial Statements:

  Balance Sheets at December 31, 1995 and 1994                                                   F-3

  Statements of Income for the two years ended December 31, 1995 and 1994                        F-4

  Statements of Shareholders' Equity for the two years ended December 31, 1995 and 1994          F-5

  Statements of Cash Flows for the two years ended December 31, 1995 and 1994                    F-6

  Notes to Financial Statements                                                                F7 - F18



REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Lake State Bank:

We have audited the accompanying balance sheets of Lake State Bank as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake State Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective January 1, 1994, the Bank changed its method of accounting for investments.


                                             /s/ Coopers & Lybrand L.L.P.
Tampa, Florida
March 8, 1996

LAKE STATE BANK
BALANCE SHEETS
December 31, 1995 and 1994

                                        ASSETS                                         1995              1994
Assets:
   Cash and due from banks                                                         $  1,426,098     $   1,079,740
   Federal funds sold                                                                   200,000           100,000
                                                                                   ------------     -------------
     Cash and cash equivalents                                                        1,626,098         1,179,740
                                                                                   ------------     -------------
Investment securities held to maturity                                                3,683,205         3,541,942
Investment securities available for sale                                              3,600,914         2,163,666

Loans                                                                                18,528,152        15,815,455
Less:
   Deferred loan fees                                                                    61,541            62,996
   Allowance for loan losses                                                            271,031           234,113
                                                                                   ------------     -------------
     Loans, net                                                                      18,195,580        15,518,346
                                                                                   ------------     -------------

Accrued interest receivable                                                             201,848           154,478
Bank premises and equipment, net                                                        797,272           807,494
Other real estate, net                                                                   54,758           230,513
Deferred income taxes                                                                         0            32,486
Other assets                                                                             19,281            20,365
                                                                                   ------------     -------------
                                                                                      1,073,159         1,245,336
                                                                                   ------------     -------------
                                                                                   $ 28,178,956     $  23,649,030
                                                                                   ============     =============
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Non-interest bearing demand deposits                                            $  5,022,963     $   4,808,650
   Interest bearing demand deposits                                                   3,258,744         2,596,607
   Money market deposits                                                              3,313,739         3,107,398
   Savings deposits                                                                   1,470,950         1,258,786
   Time deposits                                                                     11,010,490         8,489,742
                                                                                   ------------     -------------
     Total deposits                                                                  24,076,886        20,261,183
                                                                                   ------------     -------------

   Accrued interest payable                                                              38,173            25,376
   Other liabilities and accrued expenses                                                41,066            24,212
   Accrued income taxes                                                                 257,628            16,400
   Deferred income taxes                                                                  8,002                 0
   Dividends payable                                                                    173,983           126,533
                                                                                   ------------     -------------
                                                                                        518,852           192,521
                                                                                   ------------     -------------
                                                                                     24,595,738        20,453,704
                                                                                   ------------     -------------
Commitments and contingencies (Note 10)

Shareholders' equity:
   Common stock, $8 par value, 500,000 shares authorized; 316,332
       shares issued and outstanding                                                  2,530,656         2,530,656
   Additional paid-in capital                                                           753,406           660,407
   Unrealized gains (losses) on securities designated as available for sale,
     net                                                                                  1,504           (48,730)
   Retained earnings                                                                    297,652            52,993
                                                                                   ------------     -------------
                                                                                      3,583,218         3,195,326
                                                                                   ------------     -------------
                                                                                   $ 28,178,956     $  23,649,030
                                                                                   ============     =============

The accompanying notes are an integral part of these financial statements.

LAKE STATE BANK
STATEMENTS OF INCOME
for the years ended December 31, 1995 and 1994


                                                                 1995         1995
Interest income:
   Interest and fees on loans                                $ 1,883,652  $ 1,486,602
   Interest on investment securities:
      U.S. Treasury securities                                   121,287      115,534
      Obligations of U.S. Government agencies                    247,200      170,593
   Interest on federal funds sold                                 90,089       49,570
   Interest on deposits in banks                                       0          123
                                                             -----------  -----------
      Total interest income                                    2,342,228    1,822,422

Interest expense:
   Interest on deposits                                          746,245      528,512
                                                             -----------  -----------

      Net interest income                                      1,595,983    1,293,910

Provision for loan losses                                         11,000       30,000
                                                             -----------  -----------

      Net interest income after provision for loan losses      1,584,983    1,263,910
                                                             -----------  -----------

Other income:
   Service charges and fees                                      202,142      160,352
   Security gains                                                    181       39,703
   Other                                                          16,597       12,219
                                                             -----------  -----------
                                                                 218,920      212,274
                                                             -----------  -----------
Other expense:
   Salaries and employee benefits (net of approximately
      $26,500 and $17,000 of loan origination costs in
      1995 and 1994                                              457,927      426,511
   Occupancy expense of bank premises                            102,938      105,888
   Advertising and promotion                                      41,652       43,175
   Legal and professional fees                                    50,279       38,692
   Insurance expense                                              38,806       68,218
   Data processing                                               118,289       93,594
   Net cost from operation of other real estate                   11,028       89,619
   Other                                                         164,723      120,469
                                                             -----------  -----------
                                                                 985,642      986,166
                                                             -----------  -----------

      Income before provision for income taxes                   818,261      490,018
Income tax provision                                             306,620       43,900
                                                             -----------  -----------
      Net income                                             $   511,641  $   446,118
                                                             ===========  ===========
Per share of common stock:
   Net income                                                $      1.62  $      1.41
                                                             ===========  ===========


The accompanying notes are an integral part of these financial statements.

LAKE STATE BANK
STATEMENTS OF SHAREHOLDERS' EQUITY
for the years ended December 31, 1995 and 1994


                                                                                         NET UNREALIZED
                                                                                         GAINS (LOSSES)
                                                                                         ON SECURITIES    RETAINED
                                                                                           DESIGNATED     EARNINGS/
                                                COMMON STOCK                 PAID-IN      AS AVAILABLE  (ACCUMULATED  SHAREHOLDERS'
                                                   SHARES      AMOUNT        CAPITAL        FOR SALE      DEFICIT)       EQUITY
                                               ------------ ------------     --------     ------------ -------------  -------------
Balance, January 1, 1994                          316,332   $  2,530,656     $583,535         38,342   $ (189,720)   $ 2,962,813

Net unrealized loss on securities
     designated as available for sale, net
     of income taxes                                    0              0            0        (87,072)           0        (87,072)

Net income                                              0              0            0              0      446,118        446,118

Dividends declared ($0.40 per share)                    0              0            0              0     (126,533)      (126,533)

Transfer (see Note 9)                                   0              0       76,872              0      (76,872)             0
                                                  -------   ------------     --------       --------   ----------    -----------
Balance, December 31, 1994                        316,332      2,530,656      660,407        (48,730)      52,993      3,195,326

Net unrealized gain on securities
     designated as available for sale, net
     of income taxes                                    0              0            0         50,234            0         50,234

Net income                                              0              0            0              0      511,641        511,641

Dividends declared ($0.55 per share)                    0              0            0              0     (173,983)      (173,983)

Transfer (see Note 9)                                   0              0       92,999              0      (92,999)             0
                                                  -------   ------------     --------      ---------   ----------    -----------
Balance, December 31, 1995                        316,332   $  2,530,656     $753,406      $   1,504   $  297,652    $ 3,583,218
                                                  =======   ============     ========      =========   ==========    ===========

The accompanying notes are an integral part of these financial statements.

LAKE STATE BANK
STATEMENTS OF CASH FLOWS
for the years ended December 31, 1995 and 1994

                                                                                             1995                      1994
Cash flows from operating activities:
  Net income                                                                          $        511,641          $        446,118
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                                42,455                    45,247
    Provision for loan losses                                                                   11,000                    30,000
    Provision for other real estate losses                                                       7,468                    77,500
    Gain on sale of investment securities                                                         (181)                  (39,703)
    Net (gain) loss on sale of other real estate                                                  (183)                    5,545
    Loss on disposal of bank premises and equipment                                                  0                       385
    Amortization of loan fee income                                                            (59,738)                  (44,240)
    Net amortization of premiums and accretion of discounts on
       investment securities                                                                   (12,634)                    4,452

    Deferred income taxes                                                                        7,000                         0
    Changes in assets and liabilities:
       Net increase in accrued interest receivable                                             (47,370)                  (26,439)
       Net decrease in other assets                                                              1,084                     3,016
       Net increase in accrued interest payable                                                 12,797                     3,219
       Net increase (decrease) in other liabilities and accrued expenses                        16,854                    (1,776)
       Net increase in accrued income taxes                                                    241,228                    16,400
                                                                                      ----------------          ----------------
           Net cash provided by operating activities                                           731,421                   519,724
                                                                                      ----------------          ----------------
Cash flows from investing activities:
  Net loan originations and payoffs                                                         (2,688,496)                 (456,468)
  Proceeds from maturities of interest-bearing deposits in banks                                     0                    95,000
  Proceeds from maturities of held to maturity investments                                   1,389,149                   750,000
  Proceeds from maturities of available for sale investments                                   900,000                 1,154,938
  Purchase of held to maturity investments                                                  (1,524,975)               (1,385,332)
  Purchase of available for sale investments                                                (2,246,347)               (1,235,970)
  Proceeds from sales of other real estate                                                     228,670                   253,424
  Additions to bank premises and equipment                                                     (32,234)                  (22,453)
                                                                                      ----------------          ----------------
           Net cash used in investing activities                                            (3,974,233)                 (846,861)
                                                                                      ----------------          ----------------
Cash flows from financing activities:
  Net increase in non-interest bearing demand deposits                                         214,313                   152,931
  Net increase in interest bearing demand deposits                                             662,137                   189,050
  Net increase in money market deposits                                                        206,341                   207,009
  Net increase (decrease) in savings deposits                                                  212,164                   (67,917)
  Net increase (decrease) in time deposits                                                   2,520,748                  (681,604)
  Dividends paid on common stock                                                              (126,533)                        0
                                                                                      ----------------          ----------------
           Net cash (used in)/provided by financing activities                               3,689,170                  (200,531)
                                                                                      ----------------          ----------------
Net increase (decrease) in cash and cash equivalents                                           446,358                  (527,668)
Cash and cash equivalents at beginning of year                                               1,179,740                 1,707,408
                                                                                      ----------------          ----------------
Cash and cash equivalents at end of year                                              $      1,626,098          $      1,179,740
                                                                                      ================          ================
Supplemental disclosure of cash flow information:
  Cash payments for interest                                                          $        733,000          $        525,000
                                                                                      ================          ================
  Cash payments for income taxes                                                      $         58,400          $         27,500
                                                                                      ================          ================

Supplemental schedule of noncash investing and financing activities: Gross loans transferred to other real estate, amounted to approximately $60,000 and $10,000 in 1995 and 1994, respectively. During 1995 and 1994, $173,983 and
  $126,533, respectively, of dividends were declared and accrued for in the balance sheet.

The accompanying notes are an integral part of these financial statements.

LAKE STATE BANK
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   The accounting and reporting policies of Lake State Bank (the Bank) conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the more significant of these policies.

   INVESTMENT SECURITIES - Management determines the appropriate classification of its securities at the time of purchase.

   At January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the reporting of certain securities at fair value except for those securities which the Bank has the positive intent and ability to hold to maturity.

   SECURITIES HELD TO MATURITY - Investment securities which are acquired with the intent and ability to hold to maturity are reported at amortized cost. Sales of securities classified as held to maturity are prohibited except under rare circumstances. These securities are adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments in interest income. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations.

   SECURITIES AVAILABLE FOR SALE - Investment securities which are classified as available-for-sale are reported at fair value with unrealized gains and losses, net of the applicable deferred tax effect, excluded from earnings and reported in a separate component of stockholders' equity. Upon disposition, unrealized gains or losses previously reported as a component of shareholders' equity are recognized and included in current earnings. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statement of operations.

   TRADING SECURITIES - Investment securities which are purchased and classified with the intent of being held for trading purposes are reported at fair value, with unrealized gains and losses included in earnings. The Bank does not have any securities classified as trading.

   Gains and losses on disposition are recognized using the specific identification method.

   LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at the amount of unpaid principal, reduced by deferred loan fees and an allowance for loan losses. Interest income is recognized using the simple interest method on daily balances of principal amounts outstanding.

   The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

   Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Classification of a loan as nonaccrual is not necessarily indicative of a potential loss of principal.

   The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS No. 114 resulted in no change to the allowance for loan losses at January 1, 1995.

   In October 1994, the Financial Accounting Standards Board (FASB) issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan, rather than methods prescribed in SFAS No. 114.

   LOAN ORIGINATION FEE INCOME - Non-refundable fees and costs associated with originating or acquiring loans is recognized over the lives of the related loans as an adjustment to interest income.

   BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Gains and losses on assets retired or otherwise disposed of are reflected in earnings and the cost and related accumulated depreciation are removed from the accounts. Maintenance, repairs and minor improvements are expensed as incurred.

   OTHER REAL ESTATE - Other real estate consists of properties acquired by or in lieu of foreclosure. These assets are carried at the lower of fair value minus estimated costs to sell or cost. Cost at the time of foreclosure is the fair value of the asset foreclosed. If the fair value of the asset minus the estimated cost to sell the asset is less than the cost of the asset, the resulting loss is charged to the allowance for loan losses. After foreclosure, if the fair value minus estimated costs to sell the property becomes less than its cost, the deficiency is charged to the provision for losses on other real estate owned or charged directly to the asset. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property for sale are charged to expense.

   INCOME TAXES - The Bank accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 (SFAS 109), Accounting for Income Taxes. Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   PER SHARE COMPUTATIONS - The income per share computations are based on the weighted average number of common shares outstanding during the year. The average number of shares outstanding was 316,332 for the years ended December 31, 1995 and 1994.

   STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

   The Bank maintains its due from banks and federal funds sold with correspondent banking relationships as determined by the Bank's board of directors. At December 31, 1995 the primary correspondent bank was Barnett Banks, Inc.

   RECLASSIFICATION - Certain items in the 1994 financial statements have been reclassified to conform with the presentation in the 1995 financial statements.

2. INVESTMENT SECURITIES:

   The amortized cost and market value of investment securities at December 31, 1995 and 1994 are summarized as follows:



                                                                        1995
                                                ------------------------------------------------------
                                                                   GROSS      GROSS
                                                AMORTIZED       UNREALIZED  UNREALIZED       MARKET
                                                   COST           GAINS       LOSSES          VALUE
                                              --------------    ----------  ----------     -----------
 Held to maturity:
    U.S. Treasury securities                  $       99,870    $      0    $       58    $      99,812
    U.S. Government agency                         3,583,335          37       106,178        3,477,194
                                              --------------    --------    ----------    -------------
          securities                          $    3,683,205    $     37    $  106,236    $   3,577,006
                                              ==============    ========    ==========    =============
 Available for sale:
    U.S. Treasury securities                  $    1,548,027    $  2,545    $    4,367    $   1,546,205
    U.S. Government agency
          securities                               2,050,381       6,491         2,163        2,054,709
                                              --------------    --------    ----------    -------------
                                              $    3,598,408    $  9,036    $    6,530    $   3,600,914
                                              ==============    ========    ==========    =============


                                                                        1994
                                                ------------------------------------------------------
                                                                   GROSS      GROSS
                                                AMORTIZED       UNREALIZED  UNREALIZED       MARKET
                                                   COST           GAINS       LOSSES          VALUE
                                              --------------    ----------  ----------     -----------
 Held to maturity:
    U.S. Treasury securities                  $      988,955    $      0    $   13,555    $     975,400
    U.S. Government agency                         2,552,987         188       262,875        2,290,300
                                              --------------    --------    ----------    -------------
          securities                          $    3,541,942    $    188    $  276,430    $   3,265,700
                                              ==============    ========    ==========    =============

 Available for sale:
    U.S. Treasury securities                  $    1,844,918    $    439    $   60,188    $   1,785,169
    U.S. Government agency
          securities                                 399,964           0        21,467          378,497
                                              --------------    --------    ----------    -------------
                                              $    2,244,882    $    439    $   81,655    $   2,163,666
                                              ==============    ========    ==========    =============


   The Bank's investment securities which are available for sale are recorded at fair value. Unrealized holding gains and losses on securities available for sale, net of deferred taxes, are shown as a separate component of shareholders' equity on the balance sheets. At December 31, 1995, an unrealized holding gain of $2,506, net of deferred taxes of $1,002, was shown as a component of stockholders' equity. At December 31, 1994, an unrealized holding loss of $81,216, net of deferred taxes of $32,486, was shown as a component of stockholders' equity.

   The amortized cost and approximate market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities due to borrowers having the right to call or prepay obligations with or without call or prepayment penalties.



                                                HELD TO MATURITY                  AVAILABLE FOR SALE
                                         ------------------------------    ---------------------------------
                                          AMORTIZED           MARKET        AMORTIZED               MARKET
                                             COST              VALUE           COST                 VALUE
                                         ------------      ------------    -----------          ------------

         Maturities during 1996          $     99,870      $     99,812    $ 1,548,027          $  1,546,205
         Due after one year through
             five years                     2,565,545         2,463,137      2,050,381             2,054,709
         Due after five years through
             ten years                      1,017,790         1,014,057              0                     0
                                         ------------      ------------    -----------          ------------
                                         $  3,683,205      $  3,577,006    $ 3,598,408          $  3,600,914
                                         ============      ============    ===========          ============


   Proceeds from sales of investments in debt securities during 1995 and 1994 approximated $498,000 and $1,055,000, respectively. Gross gains realized on those sales approximated $200 and $39,700, respectively. No losses were realized on sales of investments in debt securities during 1995 and 1994.


3. LOANS AND ALLOWANCE FOR LOAN LOSSES:

   A summary of the loan distribution at December 31, 1995 and 1994 follows:

                                       1995                1994
                                  ---------------    ---------------
   Commercial                     $     1,948,614    $     1,560,978
   Commercial real estate              12,959,528         10,662,986
   Residential real estate              2,178,488          2,419,490
   Consumer                             1,441,522          1,172,001
                                  ---------------    ---------------
                                  $    18,528,152    $    15,815,455
                                  ===============    ===============


   The Bank's lending is concentrated in the West Central Florida market. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

   Loans on which accrual of interest has been discontinued amounted to approximately $87,700 and $91,000 at December 31, 1995 and 1994, respectively. If interest on those loans had been accrued, such income would have approximated $2,000 and $11,400 for 1995 and 1994, respectively.

   The Bank adopted SFAS No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" as of January 1, 1995. At January 1, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118 totaled approximately $195,000, of which 100% related to loans that were individually identified and measured for impairment with a valuation allowance of $19,500. For the year ended December 31, 1995 the average recorded investment in impaired loans was approximately $193,400. The Company recognizes interest income on impaired loans on the cash basis. The interest income recognized during 1995 on the impaired loans was immaterial to the Bank's 1995 operations.

   Activity in the allowance for loan losses for 1995 and 1994 are summarized as follows:


                                                        1995                   1994
         Allowance at beginning of year            $     234,113          $    209,359
         Additions:
           Provision for loan losses                      11,000                30,000
           Recoveries                                     31,493                   550
                                                   -------------          ------------
                                                          42,493                30,550
                                                   -------------          ------------

         Loans charged off                                (5,575)               (5,796)
                                                   -------------          ------------

         Allowance at end of year                  $     271,031          $    234,113
                                                   =============          ============


   In management's opinion, the allowance is adequate to reflect the risk in the loan portfolio.


4. BANK PREMISES AND EQUIPMENT:

   A summary of the Bank premises and equipment at December 31, 1995 and 1994 is as follows:



                                                       1995                  1994
         Land                                     $      246,615        $      246,615
         Building and improvements                       563,424               539,164
         Furniture, fixtures and equipment               302,715               301,778
                                                  --------------        --------------
                                                       1,112,754             1,087,557
         Accumulated depreciation                       (315,482)             (280,063)
                                                  --------------        --------------
                                                  $      797,272        $      807,494
                                                  ==============        ==============

5. OTHER REAL ESTATE:

   A summary of the Bank's other real estate is as follows at December 31:


                                                1995           1994
Acquired through foreclosure               $     60,000   $     327,200
Valuation allowance                              (5,242)        (96,687)
                                           ------------   -------------
                                           $     54,758   $     230,513
                                           ============   =============


6. INTEREST EXPENSE ON DEPOSITS:

   Interest expense on deposits for the years ended December 31, 1995 and 1994 is summarized as follows:


                                                           1995           1994
         Interest bearing demand deposits            $     54,092   $     47,713
         Money market deposits                             98,521         75,280
         Saving deposits                                   29,819         27,847
         Time deposits                                    563,813        377,672
                                                     ------------   ------------
                                                     $    746,245   $    528,512
                                                     ============   ============



7. INCOME TAXES:

   Deferred income taxes reflect the net tax effects of temporary timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax assets and liabilities as of December 31, 1995 and 1994, respectively, are as follows:

                                                                                    1995                   1994
         Deferred income tax assets:
            Allowance for doubtful accounts                                   $      49,579          $      45,440
            Write-downs of other real estate                                          1,973                 18,815
            Alternative minimum tax credits                                               0                  7,114
            Other                                                                    11,354                    895
            Valuation allowance available for sale securities                             0                 32,486
                                                                              -------------          -------------
               Gross deferred tax asset                                              62,906                104,750
         Less:  valuation allowance                                                       0                 (9,715)
                                                                              -------------          -------------
               Deferred tax assets                                                   62,906                 95,035
                                                                              -------------          -------------
         Deferred income tax liabilities:
            Tax over book depreciation                                              (39,671)               (39,121)
            Cash to accrual adjustment                                              (30,235)               (23,428)
            Valuation allowance available for sale securities                        (1,002)                     0
                                                                              -------------          -------------
               Gross deferred tax liabilities                                       (70,908)               (62,549)
                                                                              -------------          -------------
               Total deferred tax asset/(liability)                           $      (8,002)         $      32,486
                                                                              =============          =============

   The effective tax rate differs from statutory tax rates as follows:


                                                                                1995                            1994
                                                                  ----------------------------   ------------------------------
                                                                                         % OF                             % OF
                                                                                        PRETAX                           PRETAX
                                                                      AMOUNT            INCOME        AMOUNT             INCOME
                                                                  -------------         ------   ----------------      --------
     Statutory federal tax rate                                   $     278,209          34.00%   $       166,606         34.00%
     Utilization of net operating loss
       carryforwards
                                                                              0           0.00%          (127,953)       (26.10)%
     Effect of graduated tax rates                                            0           0.00%           (11,070)        (2.30)%
     State income taxes, net of federal income tax benefit
                                                                         23,562           2.90%             2,574          0.50%
     Alternative minimum tax                                                  0           0.00%            12,527          2.60%
     Other                                                                4,849           0.60%             1,216          0.30%
                                                                  -------------          ------   ---------------        -------
                                                                  $     306,620          37.50%   $        43,900          9.00%
                                                                  =============          ======   ===============        =======


   Significant components of the provision for income taxes for the year ending December 31, 1995 and 1994 is as follows:


                                               1995           1994

         Current:
          Federal                         $    264,620   $    40,000
          State                                 35,000         3,900
                                          ------------   -----------
            Total current                      299,620        43,900
                                          ------------   -----------
         Deferred:
          Federal                                6,300             0
          State                                    700             0
                                          ------------   -----------
            Total deferred                       7,000             0
                                          ------------   -----------
                                          $    306,620   $    43,900
                                          ============   ===========


8. RELATED PARTY TRANSACTIONS:

   In the course of its business, the Bank has granted loans to directors of the Bank and to their related interests. As of December 31, 1995 and 1994, loans aggregating approximately $596,000 and $716,000, respectively, were outstanding to such parties.

9.  REGULATORY REQUIREMENTS:


    State banking regulations limit the amount of dividends that may be paid without the prior approval of the Bank's regulatory agency. In accordance with Florida Banking regulations, the Bank transferred $92,999 and $76,872 in 1995 and 1994, respectively, from retained earnings to additional paid-in capital during 1994.

    The current guidelines require the Bank to maintain total and tier-one capital of 8% and 4%, respectively, and a leverage ratio of 3% as of December 31, 1995. At December 31, 1995, the Bank's total risk-based capital, tier-one capital and leverage ratios were in excess of the amounts required.


10. COMMITMENTS AND CONTINGENCIES:

    In the normal course of business, the Bank has various outstanding commitments to extend credit that are not reflected in the accompanying financial statements. At December 31, 1995 and 1994, commitments to extend credit and standby letters of credit aggregated approximately $1,943,000 and $1,914,000, respectively. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Since certain of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each borrower's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include real estate, autos, boats, inventory, receivables and deposit accounts.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. There are no significant concentrations of credit risk with any individual counterparty to originate loans.

    The Bank is involved in legal proceedings primarily involving the recovery of loans previously charged off or adequately provided for in the allowance for loan losses. Management, after a review of all litigation with counsel, believes that the resolution of these matters will not have a material effect on the financial position and results of operations of the Bank.

11.  FAIR VALUES OF FINANCIAL INSTRUMENTS:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the bank disclose estimated fair values for its financial instruments. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions. Fair values estimates, methods and assumptions are set forth below for the Bank's financial instruments.

     CASH, DUE FROM BANK AND FEDERAL FUNDS SOLD - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES - The fair value of investments securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     LOANS - The estimated fair value of the Bank's performing fixed rate loans was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rate charged to current customers for comparable loans. The Bank's performing adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount.

     The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and, accordingly, delinquent loans have been disregarded in the valuation methodologies used.

     DEPOSIT LIABILITIES - The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings is equal to the amount payable on demand as of December 31, 1995. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT- The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED:

    The estimated fair values of the Bank's financial instruments are as follows:



                                                                                              (IN THOUSANDS)
                                                                                      -------------------------------
                                                                                                   1995
                                                                                      -------------------------------
                                                                                      CARRYING
                                                                                       AMOUNT             FAIR VALUE
                                                                                     -----------          ----------
         Financial assets:
           Cash and due from bank and federal funds sold                             $     1,626          $   1,626
           Investment securities                                                           7,284              7,178

           Loans - fixed rate                                                             11,033             11,011
           Loans - variable rate                                                           7,495              7,495
           Less:   Allowance for loan losses                                                (271)              (271)
                   Deferred loan fees                                                        (61)               (61)
                                                                                     -----------          ---------
             Loans, net                                                              $    18,196          $  18,174

         Financial liabilities:
           Deposits - no stated maturity                                             $    13,067          $  13,067
           Time deposits                                                                  11,010             11,069
                                                         CONTRACT/
                                                         NOTIONAL
                                                          AMOUNT

         Unrecognized financial instruments:
           Loan commitments                              $  1,587                    $         0          $       0
           Standby letters of credit                          356                              0                  0


    The value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses for investment securities can have a significant effect on fair value estimates and have not been considered in many of the estimates.

    LIMITATIONS - The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Quoted market prices, when available, are used as the measure of fair value. When quoted market prices are not available, fair value estimates have been based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are inherently subjective, involving uncertainties and matters of significant judgment, and, therefore, may not be indicative of the value that could be realized in a current market exchange. Changes in assumptions could significantly affect the estimates.

12. RISKS AND UNCERTAINTIES:

    The earnings of the Bank are dependent primarily upon the level of net interest income, which is the difference between interest earned on its interest earned assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

    The Bank's lending is concentrated in the West Central Florida market. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

    The financial statements of the Bank are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

    Significant estimates are made by management in determining the allowance for loan losses and carrying values of other real estate assets. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses and the carrying value of other real estate assets is dependent, to a great extent, on the general economic conditions and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying values of the other real estate assets could differ materially in the near term.


13. SUBSEQUENT EVENT:

    On February 12, 1996, Lake State Bank entered into a definitive agreement and plan of merger with South Trust Bank of Florida, N.A. Finalization of this merger is contingent upon regulatory and Lake State Bank shareholder approval.

    Immediately prior to the effective date of the merger, each Lake State Bank share outstanding shall be converted into the right to receive a predetermined percentage of one share of common stock of South Trust Bank. (This percentage is known as the conversion ratio.)

                                                                       EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER

                                       OF

                          SOUTHTRUST BANK OF FLORIDA,

                              NATIONAL ASSOCIATION

                                      AND

                                LAKE STATE BANK

                                  JOINED IN BY

                          SOUTHTRUST OF FLORIDA, INC.

                                      AND

                             SOUTHTRUST CORPORATION

                                                             ARTICLE I
                                                            THE MERGER
         Section 1.1              Constituent Corporations; Consummation of Merger; Closing Date  . . . . . . . . .   A-1
         Section 1.2              Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         Section 1.3              Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3

                                                            ARTICLE II
                                            CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1              Manner of Conversion of LSB Shares  . . . . . . . . . . . . . . . . . . . . . . .   A-3
         Section 2.2              Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
         Section 2.3              Effectuating Conversion   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
         Section 2.4              Laws of Escheat . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
         Section 2.5              Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5

                                                            ARTICLE III
                                               REPRESENTATIONS AND WARRANTIES OF LSB

         Section 3.1              Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         Section 3.2              Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         Section 3.3              Financial Statements; Filings . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         Section 3.4              Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         Section 3.5              Certain Loans and Related Matters . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         Section 3.6              Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         Section 3.7              Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         Section 3.8              Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         Section 3.9              Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . .   A-8
         Section 3.10             Legal Proceedings; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         Section 3.11             Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         Section 3.12             Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         Section 3.13             Title and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
         Section 3.14             Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
         Section 3.15             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         Section 3.16             Commitments and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         Section 3.17             Regulatory and Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         Section 3.18             Registration Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         Section 3.19             State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         Section 3.20             Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         Section 3.21             Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         Section 3.22             Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         Section 3.23             Transactions with Management  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         Section 3.24             Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         Section 3.25             Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         Section 3.26             Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . .  A-12

                                                            ARTICLE IV
                                                 REPRESENTATIONS AND WARRANTIES OF
                                                   SOUTHTRUST, ST-FL AND ST-BANK

         Section 4.1              Organization and Related Matters of SouthTrust  . . . . . . . . . . . . . . . . .  A-12
         Section 4.2              Organization and Related Matters of ST-FL . . . . . . . . . . . . . . . . . . . .  A-12
         Section 4.3              Organization and Related Matters of ST-Bank . . . . . . . . . . . . . . . . . . .  A-13
         Section 4.4              Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-13
         Section 4.5              Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-13
         Section 4.6              Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         Section 4.7              Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . .  A-14


         Section 4.8              Legal Proceedings, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         Section 4.9              Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         Section 4.10             Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         Section 4.11             Accounting, Tax, Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . .  A-14
         Section 4.12             Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         Section 4.13             No Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         Section 4.14             Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . .  A-15

                                                             ARTICLE V
                                                     COVENANTS AND AGREEMENTS

         Section 5.1              Conduct of the Business of LSB  . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         Section 5.2              Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         Section 5.3              Access to Properties; Personnel and Records . . . . . . . . . . . . . . . . . . .  A-16
         Section 5.4              Approval of LSB Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 5.5              No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 5.6              Notice of Deadlines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 5.7              Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 5.8              Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 5.9              Compliance Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 5.10             Exemption Under Anti-Takeover Statutes  . . . . . . . . . . . . . . . . . . . . .  A-17

                                                            ARTICLE VI
                                                ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1              Best Efforts; Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         Section 6.2              Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         Section 6.3              Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         Section 6.4              Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         Section 6.5              Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         Section 6.6              Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         Section 6.7              Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19

                                                            ARTICLE VII
                                                   MUTUAL CONDITIONS TO CLOSING

         Section 7.1              Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         Section 7.2              Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         Section 7.3              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         Section 7.4              Proxy Statement and Registration Statement  . . . . . . . . . . . . . . . . . . .  A-19

                                                           ARTICLE VIII
                                  CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-FL AND ST-BANK

         Section 8.1              Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         Section 8.2              Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.3              Certificate Representing Satisfaction of Conditions . . . . . . . . . . . . . . .  A-20
         Section 8.4              Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.5              Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.6              Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.7              Material Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.8              Matters Relating to Employment Agreements . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.9              Outstanding Shares of LSB . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.10             Dissenters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         Section 8.11             Certification of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20




                                                            ARTICLE IX
                                                 CONDITIONS TO OBLIGATIONS OF LSB

         Section 9.1              Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 9.2              Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 9.3              Certificate Representing Satisfaction of Conditions . . . . . . . . . . . . . . .  A-21
         Section 9.4              Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 9.5              Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 9.6              Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 9.7              SouthTrust Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 9.8              Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21


                                                             ARTICLE X
                                                 TERMINATION, WAIVER AND AMENDMENT

         Section 10.1             Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         Section 10.2             Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         Section 10.3             Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         Section 10.4             Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         Section 10.5             Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . .  A-22

                                                            ARTICLE XI
                                                           MISCELLANEOUS

         Section 11.1             Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         Section 11.2             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         Section 11.3             Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.4             Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.5             Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.6             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.7             Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.8             Persons Bound; No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.9             Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.10            Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         Section 11.11            Construction of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24


                          AGREEMENT AND PLAN OF MERGER
                                       OF
                SOUTHTRUST BANK OF FLORIDA, NATIONAL ASSOCIATION
                                      AND
                                LAKE STATE BANK
                                  JOINED IN BY
                          SOUTHTRUST OF FLORIDA, INC.
                                      AND
                             SOUTHTRUST CORPORATION



                 This AGREEMENT AND PLAN OF MERGER, dated as of the ____ day of February, 1996 (this "Agreement"), by and between SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and Lake State Bank, a Florida banking corporation ("LSB"), and joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


                 WHEREAS, ST-FL wishes to acquire the assets and business of LSB in exchange for stock of SouthTrust, the parent corporation of ST-FL, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                 WHEREAS, ST-FL desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, by causing LSB to be merged with and into ST-Bank;

                 WHEREAS, ST-FL has directed, adopted and approved, the acquisition of the assets and business of LSB through the wholly-owned subsidiary of ST-FL, ST-Bank;

                 WHEREAS, the respective Boards of Directors of ST-Bank and LSB deem it in the best interests of ST-Bank and of LSB, respectively, and of their respective shareholders, that ST-Bank and LSB merge pursuant to this Agreement (the "Merger");

                 WHEREAS, the Boards of Directors of ST-Bank and LSB have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States; and

                 WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-FL, will deliver, or cause to be delivered, to the shareholders of LSB the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that LSB will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of LSB, par value $8.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.



                                   ARTICLE I

                                   THE MERGER


         Section 1.1 Constituent Corporations; Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, LSB shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 655.412 and 658.40 through 658.45 of the Florida Code and 12 U.S.C. Section 215a and ST-Bank shall be the surviving entity (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by each of the Office of the Comptroller Department of Banking and Finance of the State of Florida and the Office of the Comptroller of the Currency (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and LSB, the Effective Time of the Merger shall occur as soon as practicable following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under the Merger Agreement and (ii) the date on which the shareholders of LSB, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board) (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, including the Office of the Comptroller Department of Banking and Finance of the State of Florida (the "Department"), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                          (b)     The closing of the Merger (the "Closing")
shall take place at the principal offices of LSB at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                          (c)     The main office of LSB is located at 21780
State Road 54, Lutz, Florida.   The main office of ST-Bank is located at 150
Second Avenue, North, St. Petersburg, Florida 33701-3316, and in addition, ST-Bank has branches located at the addresses set forth in Disclosure Schedule 1.1(c) hereto.

                          (d)     The proposed main office of the Surviving
Corporation shall be located at 150 Second Avenue, North, St. Petersburg, Florida 33701-3316. The branch offices of the Surviving Corporation shall be each existing branch office of ST-Bank and the existing main and branch office of LSB.

                          (e)     From and after the Effective Time of the
Merger, until replaced pursuant to applicable laws and under the provisions of the Articles of Association and Bylaws of the Surviving Corporation, the persons who shall serve as directors and executive officers, as the case may be, of the Surviving Corporation shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons as SouthTrust, or ST-FL may, at or prior to the Effective Time of the Merger, designate in writing.

                          (f)     After the Effective Time of the Merger, the
Surviving Corporation shall have 1,000,000 shares of Common Stock, par value $10 per share ("ST-Bank Common Stock"), authorized, 1,000,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Corporation shall be $10,000,000, and the total capital of the Surviving Corporation shall consist of such capital stock, plus the combined capital and surplus of LSB (including unrealized losses on securities available for resale) and ST-Bank (as stated in Section 1.1(g) hereof), adjusted, however, for earnings (losses) between December 31, 1995 and the Effective Time of the Merger.

                          (g)     As of December 31, 1995, ST-Bank had total
capital of $314,356,000 divided into 1,000,000 shares of Common Stock par value $10, and surplus and undivided profits and net unrealized gains (losses) on available for sale securities of $304,356,000. As of December 31, 1995, LSB had total capital of $3,584,220 divided into 316,332 shares of authorized Common Stock, par value $8.00, 316332 of which are issued and outstanding and none of which are held as treasury stock, and surplus and undivided profits and net unrealized holding gains (losses) on available for sale securities of $1,053,564.

                          (h)     The Surviving Corporation shall have trust
powers.

                          (i)     The Articles of Association under which the
Surviving Corporation will operate shall be the Articles of Association of ST-Bank.

         Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, LSB shall be merged with and into ST-Bank and the separate existence of LSB shall cease. The Articles of Association and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Association and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a national banking association organized under the laws of the United States and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations, including the tradenames and servicemarks of LSB. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

                          (b)     The shares of ST-Bank Common Stock issued and
outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The LSB Shares (as hereinafter defined) shall be treated in the Merger as specified in Article II.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of LSB last in office shall execute and deliver or cause to be executed and delivered in the name of LSB such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of LSB.


                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


         Section 2.1 Manner of Conversion of LSB Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of LSB, par value $8.00 (the "LSB Shares"):

         (a) All LSB Shares which are held by LSB as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.2 hereof and except with regard to Dissenting LSB Shares (as hereinafter defined), each LSB Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive .84 of one share of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares") (such fraction, as may be adjusted, as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

         (c) Each outstanding LSB Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Section
                 658.44 of the Florida Code (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting LSB Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. LSB shall give SouthTrust prompt notice upon receipt by LSB of any written objection to the Merger and any written demands for payment of the fair or appraised value of LSB Shares, and of withdrawals of such demands, and any other instruments provided to LSB pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any LSB Shares held by such Dissenting Shareholder shall receive payment therefor from ST-Bank, as escrow agent (the "Escrow Agent"), on behalf of LSB out of funds provided to the Escrow Agent by LSB in accordance with the provisions of Section 2.1(d) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's LSB Shares shall be canceled.
                 Neither LSB nor the Surviving Corporation shall, except with the prior written consent of ST-FL, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the LSB Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         (d) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, LSB shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration (with the SouthTrust Shares being valued in the manner set forth in Section 2.2) such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted to the Surviving Corporation.

         Section 2.2 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of LSB Shares converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sales price of such SouthTrust Shares, as reported by The NASDAQ Stock Market -- National Market System ("NASDAQ") on the last trading day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sales or closing price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.3 Effectuating Conversion (a) As promptly as practicable after the Effective Time of the Merger, SouthTrust shall send or cause to be sent to each former holder of record of LSB Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing LSB Shares for the consideration provided for in this Agreement. As soon as practicable after receipt of properly completed Letters of Transmittal, and stock certificates evidencing the LSB Shares held by the former holders of the LSB Shares, SouthTrust shall cause the appropriate number of SouthTrust Shares to be issued to the former holders of LSB Shares submitting such Letters of Transmittal. Amounts that would have been payable to Dissenting Shareholders for LSB Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(c) hereof shall be administered in accordance with the Dissent Provisions.

                 (b) At the Effective Time of the Merger, the stock transfer books of LSB shall be closed as to holders of LSB Shares immediately prior to the Effective Time of the Merger and no transfer of LSB Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing LSB Shares shall, without any action on the part of any holder thereof, no longer represent LSB Shares. If, after the Effective Time of the Merger, certificates are properly presented to SouthTrust, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the LSB Shares represented thereby were converted in the Merger.

                 (c) In the event that any holder of record as of the Effective Time of the Merger of LSB Shares is unable to deliver the certificate which represents such holder's LSB Shares, ST-FL, in the absence of actual notice that any LSB Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                 (i) An affidavit or other evidence to the reasonable satisfaction of ST-FL that any such certificate has been lost, wrongfully taken or destroyed;

                 (ii) Such security and indemnity as may be reasonably requested by ST-FL to indemnify and hold ST-FL harmless; and

                 (iii) Evidence to the satisfaction of ST-FL that such holder is the owner of the LSB Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                 (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing LSB Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                 (e) No holder of LSB Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing LSB Shares, and neither SouthTrust nor ST-FL shall be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares until such holder shall surrender the certificate or certificates representing LSB Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

         Section 2.4 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of LSB Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of LSB, SouthTrust, ST-FL, ST-Bank, nor any other person acting on their behalf shall be liable to a holder of LSB Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 2.5 Consideration. SouthTrust, on behalf of ST-FL, shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF LSB


         LSB hereby represents and warrants to ST-Bank, ST-FL and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) LSB is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. LSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and LSB is duly licensed or qualified to do business in Florida and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of LSB. True and correct copies of the Articles or Certificate of Incorporation of LSB and the Bylaws of LSB, each as amended to the date hereof, have been delivered to SouthTrust.

                 (b) LSB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of LSB.

                 (c) LSB does not own any capital stock of any subsidiary and LSB does not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                 (d) The minute books of LSB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

         Section 3.2 Capitalization. The authorized capital stock of LSB consists of 500,000 shares of common stock, par value $8.00 (hereinbefore and hereinafter referred to as "LSB Shares"), 316,332 shares of which as of the date hereof are issued and outstanding (and an additional none of which are held in the treasury of LSB). All of the issued and outstanding LSB Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of LSB, or any securities or rights convertible into or exchangeable for shares of capital stock of LSB.

         Section 3.3 Financial Statements; Filings. (a) LSB has previously delivered to SouthTrust copies of the financial statements of LSB as of and for the years ended 1993, 1994 and 1995, and LSB shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of LSB, the financial statements of LSB as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of LSB").

                 (b) LSB has previously delivered to SouthTrust copies of the Call Reports of LSB as of and for the years ended 1993, 1994 and 1995, and LSB shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of LSB, the Call Reports of LSB as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of LSB").

                 (c) Each of the Financial Statements of LSB and each of the Call Reports of LSB (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of LSB have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements consistent with past practices and reflect only actual transactions. Each of the Financial Statements of LSB and each of the Call Reports of LSB (including the related notes, where applicable) fairly present or will fairly present the financial position of LSB as of the respective dates thereof and fairly present or will fairly present the results of operations of LSB for the respective periods therein set forth.

                 (d) To the extent not prohibited by law, LSB has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by LSB, with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (e) Except as reflected on Disclosure Schedule 3.3(e) hereto, since December 31, 1995, LSB has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of LSB except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of LSB or the Call Reports of LSB, or reflected in the notes thereto, (ii) which were incurred after December 31, 1995, in the ordinary course of business consistent with past practices, or
(iii) which are contemplated by this Agreement or incurred with the written consent of SouthTrust.

         Section 3.4      Loan Portfolio.  Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of LSB and the Call Reports of LSB as of and for the year ended December 31, 1995 were as of such date in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of LSB and the Call Reports of LSB as of and for the year ended December 31, 1995, and the allowance for possible loan losses to be shown on the Financial Statements of LSB and the Call Reports of LSB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of LSB and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in
Section 3.3(c).

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, LSB is not a party as of the date of this Agreement to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful", "loss" or any comparable classification; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of LSB or any ten percent (10%) shareholder of LSB, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to LSB including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of LSB.

         Section 3.6 Authority; No Violation. (a) LSB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of LSB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.
The Board of Directors of LSB has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to LSB' shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of LSB are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by LSB and delivered by LSB, will constitute a valid and binding obligation of LSB, and will be enforceable against LSB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by LSB nor the consummation by LSB of the transactions contemplated hereby, nor compliance by LSB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of LSB (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable and material to LSB or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of LSB under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which LSB is a party, or by which LSB or any of its properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the vote of the shareholders of LSB in connection with any proxy statement of LSB relating to the meeting of the shareholders of LSB at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consent of the OCC and the Department; (iii) approval of this Agreement by the shareholders of ST-Bank and LSB; (iv) filing of this Agreement and certified resolutions with the OCC and the Department; (v) issuance of a certificate of merger by the Department; and
(vi) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by LSB of this Agreement, and the consummation by LSB of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. None of LSB nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Each party shall bear its own expenses with respect to this Agreement and the consummation of the Merger, irrespective of whether the Merger is closed.

         Section 3.9 Absence of Certain Changes or Events. Except as occasioned by this Agreement or with the consent of SouthTrust, since December 31, 1995, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the LSB Shares or (ii) any change or any event involving a prospective change in the Condition of LSB which has had, or is reasonably likely to have, a material adverse effect on the Condition of LSB or on LSB generally, including, without limitation any change in the administration or supervisory standing or rating of LSB with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, LSB is not a party to any, and there are no pending or, to the knowledge of LSB, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against LSB challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of LSB as of the date hereof, there is no material proceeding, claim, action or governmental investigation against LSB; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against LSB which has a material adverse effect on the Condition of LSB; there is no default by LSB under any material contract or agreement to which LSB is a party; and LSB is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of LSB and LSB has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. LSB has previously delivered or made available to SouthTrust copies of the federal income tax returns of LSB for the years 1991, 1992, 1993 and 1994 and all schedules and exhibits thereto, and, to the knowledge of LSB such returns have not been subjected to an audit by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, to its knowledge, LSB has duly filed in correct form all material federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and LSB has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from LSB by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of LSB other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of LSB and the Call Reports of LSB are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. LSB is not responsible for the taxes of any other person other than LSB, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

         Section 3.12 Employee Benefit Plans. (a) LSB does not maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

                 (b) LSB (or any pension plan maintained by it) has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                 (c)      LSB has not incurred any material liability under
Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                 (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by LSB comply in both form and operation, in all material respects, with ERISA and the Code that are applicable, or intended to be applicable, to such "employee benefit plans." LSB has no any material liability under any such plan that is not reflected in the Financial Statements of LSB or the Call Reports of LSB.

                 (e) To the best knowledge of LSB, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by LSB (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of LSB; and, to the best knowledge of LSB no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of LSB under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

         Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a) and except with respect to "other real estate owned", LSB has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of LSB, or the Call Reports of LSB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of LSB and the Call Reports of LSB or incurred in the ordinary course of business after December 31, 1995, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of LSB.

                 (b) All agreements pursuant to which LSB leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of LSB.

                 (c) Other than "other real estate owned", (i) all of the buildings, structures and fixtures owned, leased or subleased by LSB, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by LSB, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by LSB or in which LSB has any ownership or leasehold interest; provided that "other real estate owned" or otherwise held in the loan portfolio of LSB is only reasonably identified on Disclosure Schedule 3.14(a).

                 (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which LSB is the lessee of any real property and which relates in any manner to the operation of the businesses of LSB. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent LSB, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of LSB. Except as set forth in Disclosure
Schedule 3.14(b), LSB has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. LSB has the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by LSB and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                 (c) LSB has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of LSB.

                 (d) Except as set forth in Disclosure Schedule 3.14(d), as to each parcel of real property owned or used by LSB, LSB has not received notice of any pending or, to the knowledge of LSB threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15     Environmental Matters.

                 (a) LSB and the Participation Facilities (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of LSB.

                 (b) LSB has not received notice of any litigation pending or threatened before any court, governmental agency or board or other forum in which LSB or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release of an amount of a reportable quantity or more into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned or leased or operated by LSB or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of LSB.

                 (c) To the knowledge of LSB, there is no reasonable basis for any litigation of a type described in 3.15(b), of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of LSB.

                 (d) During the period of (i) ownership or operation by LSB of any of its current properties, or (ii) participation by LSB in the management of any Participation Facility, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of LSB.

                 (e) "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which LSB has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility; "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. Section 300.1100(c).

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, LSB is not a party or subject to any of the following (whether written or oral):

                 (a) Any employment contract (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by LSB);

                 (b)      Any labor contract or agreement with any labor union;

                 (c) Any contract covenants which limit the ability of LSB to compete in any line of business or which involve any restriction of the geographical area in which LSB may carry on its business (other than as may be required by law or applicable regulatory authorities);

                 (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $25,000 or more; or

                 (e) Any other contract or agreement which would be required to be disclosed in reports filed by LSB with the SEC or the FRB and which has not been so disclosed.

         Section 3.17 Regulatory and Accounting Matters. LSB has not agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act and protests thereunder; and LSB has not agreed to take any action or has knowledge of any fact or has agreed to any circumstance that would materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 3.18 Registration Obligations. LSB is not under any obligation, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

         Section 3.20 Insurance. LSB is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of LSB, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of LSB provide adequate coverage against loss, and the fidelity bonds in effect as to which LSB is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. No work stoppage involving LSB is pending as of the date hereof or, to the knowledge of LSB, threatened. LSB is not involved in, or, to the knowledge of LSB, threatened with or affected by, any proceeding asserting that LSB has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of LSB. No union represents or claims to represent any employees of LSB, and, to the knowledge of LSB, no labor union is attempting to organize employees of LSB.

         Section 3.22 Compliance with Laws. LSB has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of LSB. Except as disclosed in Disclosure Schedule 3.22, LSB:

                 (a) Is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of LSB; and

                 (b) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that LSB is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a material adverse effect on the Condition of LSB, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a material adverse effect on the Condition of LSB, (iii) requiring LSB to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of LSB, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of LSB at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, any business directly or indirectly controlled by any such person, or $5,000 for all such contracts or commitments in the aggregate for all such individuals.

         Section 3.24 Proxy Materials. None of the information relating to LSB to be included in the Proxy Statement which is to be mailed to the shareholders of LSB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading.

         Section 3.25 Deposit Insurance. The deposit accounts of LSB are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); LSB has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of LSB contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                         SOUTHTRUST, ST-FL AND ST-BANK


         SouthTrust, ST-FL and ST-Bank hereby represent and warrant to LSB as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to LSB prior to the Effective Time of the Merger.

                 (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of SouthTrust.

         Section 4.2      Organization and Related Matters of ST-FL.  (a)
ST-FL is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-FL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-FL is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by ST-FL, or the character or location of the properties and assets owned or leased by ST-FL makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of

ST-FL on a consolidated basis. ST-FL is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of ST-FL and the Bylaws of ST-FL, each as amended to the date hereof, have been made available to LSB prior to the Effective Time of the Merger.

                 (b) ST-FL has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of ST-FL on a consolidated basis.

                 (c) The minute books of ST-FL contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-FL.

         Section 4.3 Organization and Related Matters of ST-Bank. (a) ST-Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. ST-Bank has, or will have, as of the Effective Time of the Merger, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Bank is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Bank, or the character or location or the properties and assets owned or leased by ST-Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Association and Bylaws of ST-Bank, as each may be amended to the date hereof, will be made available to LSB.

                 (b) ST-Bank, as of the Effective Time of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) As of the Effective Time of the Merger, the minute books of ST-Bank will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Bank.

         Section 4.4 Capitalization. As of December 31, 1995, the authorized capital stock of SouthTrust consisted of 200,000,000 shares of common stock, par value $2.50 per share, 88,398,198 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.), of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.5 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust, ST-FL and ST-Bank, and no other corporate proceedings on the part of SouthTrust, ST-FL or ST-Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the foregoing, this Agreement is the valid and binding obligation of SouthTrust, ST-FL and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.
Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, the Articles of Incorporation or Bylaws of ST-FL or the Articles of Association or Bylaws of ST-Bank or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-FL or ST-Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST-FL or ST-Bank is a party, or by which SouthTrust, ST-FL or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-FL or ST-Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.5; and (Y) with respect to (B) and (C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Financial Statements. (a) SouthTrust has delivered to LSB copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1994 and December 31, 1995, and SouthTrust will make available to LSB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                 (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                 (c) Since December 31, 1995, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1995 in the ordinary course of business consistent with past practices. Since December 31, 1995, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

         Section 4.7 Absence of Certain Changes or Events. Since December 31, 1995, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

         Section 4.8 Legal Proceedings, Etc. Except as set forth on Disclosure Schedule 4.8 hereto, neither SouthTrust nor any of its affiliates is a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.9 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.10 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Bank and LSB; (iii) filing of this Agreement and certified resolutions with the Department; (iv) issuance of a Certificate of Merger by the OCC; and (v) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Bank or, to the knowledge of SouthTrust, by LSB of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.11 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement, or (iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 4.12 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of LSB in connection with the solicitation of their approval of this Agreement will, at the time such

Proxy Statement is mailed or at the time of the meeting of shareholders of LSB to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

         Section 4.13 No Broker's or Finder's Fees. Neither SouthTrust, ST-FL nor ST-Bank or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust, ST-FL or ST-Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

         Section 5.1 Conduct of the Business of LSB. (a) During the period from the date of this Agreement to the Effective Time of the Merger, LSB shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of LSB or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                 (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation or contemplated by this Agreement, LSB shall not, without the prior written consent of SouthTrust:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of LSB;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of LSB, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of LSB, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of LSB;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $25,000 other than pursuant to binding commitments existing on December 31, 1995 and disclosed in a Disclosure Schedule delivered pursuant to
                 Article III of this Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, will not exceed an aggregate of $25,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to LSB that involves an aggregate of $25,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by LSB in a fiduciary capacity.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, LSB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of LSB. LSB will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of LSB, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting LSB, the institution or the threat of material litigation, claims, threats or causes of action involving LSB, and will keep SouthTrust fully informed of such events. LSB will furnish to SouthTrust, promptly after the preparation and/or receipt by LSB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of LSB and the Call Reports of LSB.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, LSB shall permit SouthTrust or its agents full access, during normal business hours, to the properties of LSB, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of LSB, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and LSB shall use its reasonable best efforts to provide SouthTrust and its representatives access to the work papers of LSB's accountants. LSB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that LSB shall take all necessary steps to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by LSB.

                 (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of LSB Shareholders. LSB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Subject to their fiduciary duties as advised in writing by counsel, the Board of Directors of LSB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and LSB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. LSB, acting through any director or officer or other agent shall not now, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by LSB, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to LSB. LSB shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by LSB after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving LSB or for the acquisition of a significant equity interest in LSB or for the acquisition of a significant portion of the assets of LSB.

         Section 5.6 Notice of Deadlines. LSB shall notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which LSB is a party, at least ten (10) days prior to such deadline.

         Section 5.7 Affiliates. At least thirty (30) days prior to the Effective Time of the Merger, LSB shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of LSB, "affiliates" of LSB for purposes of the Securities Act of 1933. In addition, LSB shall use its reasonable efforts to cause each person who is a shareholder of LSB to deliver to SouthTrust not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the LSB Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder and if such shareholder is an affiliate of LSB, until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and LSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of LSB in exchange for the LSB Shares shall not be transferable until such time as the financial results covering at least thirty
(30) days of combined operations of SouthTrust and LSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section 5.7, 5.7.

         Section 5.8 Maintenance of Properties. LSB will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9 Compliance Matters. Prior to the Effective Time of the Merger, LSB shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by LSB; provided that neither SouthTrust nor ST-Bank shall be responsible for discovering any defects.

         Section 5.10 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, LSB will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.



                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and LSB shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of LSB.

                 (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of LSB or obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                 (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of LSB as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, SouthTrust agrees that the officers and employees of LSB who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                          (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under LSB's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                          (ii) credit for each such employee's past service with LSB prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                  (1)      determining vacation and sick leave
                          benefits and accruals, in accordance with the established policies of SouthTrust;

                                  (2)      establishing eligibility for
                          participation in and vesting under SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, provided, however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility in the 1990 Discounted Stock Plan of SouthTrust.

         Section 6.4 Indemnification. LSB agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact supplied by LSB and contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

         Section 6.5      Current Information.   During the period from the
date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with LSB and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.6 Registration Statement. SouthTrust shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act of 1933, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act of 1933 and the general rules and regulations of the SEC under the Securities Act of 1933. The Registration Statement shall include the form of Proxy Statement for the meeting of LSB's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. LSB will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

         Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-FL, shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.


                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING

         The obligations of SouthTrust, ST-FL and ST-Bank, on the one hand, and LSB, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of LSB and the sole shareholder of ST-Bank.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of the Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or LSB, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or LSB, as the case may be.

         Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and SouthTrust shall have received all state securities laws, or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.



                                  ARTICLE VIII

         CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST, ST-FL AND ST-BANK


         The obligations of SouthTrust, ST-FL and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of LSB set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. LSB shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. LSB shall have delivered to SouthTrust and ST-Bank a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections
8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of LSB under
Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of LSB or the consummation of the transactions contemplated by this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of SouthTrust on a consolidated basis or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from ___________________ or other counsel to LSB acceptable to SouthTrust in substantially the form set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. LSB shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of LSB under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of LSB or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of LSB or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. All employment agreements, if any, between LSB and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger.

         Section 8.9 Outstanding Shares of LSB. The total number of LSB Shares outstanding as of the Effective Time of the Merger and the total number of LSB Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any LSB Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for LSB Shares, shall not exceed 316,332 shares in the aggregate.

         Section 8.10 Dissenters. The holders of not more than five percent (5%) of the outstanding LSB Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

         Section 8.11 Certification of Claims. LSB shall have delivered a certificate to SouthTrust that LSB is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of LSB.

                                   ARTICLE IX

                        CONDITIONS TO OBLIGATIONS OF LSB


         The obligation of LSB to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust, ST-FL and ST-Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

         Section 9.2 Performance of Obligations. SouthTrust, ST-FL and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust, ST-FL and ST-Bank shall have delivered to LSB a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust, ST-FL and ST-Bank under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by LSB that any fact, event or condition exists or has occurred that, in the judgment of LSB, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust, ST-FL and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of LSB, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. LSB shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 9.8 Tax Opinion. LSB shall have received an opinion of Bradley, Arant, Rose & White on or before the date on which the Proxy Statement of LSB is to be mailed to holders of LSB Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of LSB to the extent that they receive SouthTrust Shares in exchange for their LSB Shares in the Merger.



                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                 (a) by the mutual consent in writing of SouthTrust, ST-FL, ST-Bank and LSB; or

                 (b) by SouthTrust, ST-FL, ST-Bank or LSB if the Merger shall not have occurred on or prior to October 31, 1996, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                 (c) by SouthTrust or LSB (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled;

                 (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the judgment of SouthTrust, (A) is materially at variance with any warranty or representation of LSB set forth in the Agreement or is a material breach of any covenant or agreement of LSB contained in the Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of LSB on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-FL on a consolidated basis, (D) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust under this Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement, (E) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement;

                 (e) by LSB if (i) LSB shall have determined that any fact, event or condition exists that, in the judgment of LSB, (A) is materially at variance with any warranty or representation of SouthTrust, ST-FL or ST-Bank contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-FL or ST-Bank contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Agreement, (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or
(iii) LSB shall have determined that any fact, event or condition exists that, in the judgment of LSB, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-FL, ST-Bank and LSB.

         Section 10.4 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust, ST-FL and ST-Bank, on the one hand, and LSB, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-FL, ST-Bank or LSB shall survive the Merger; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-FL, ST-Bank, LSB (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-FL, ST-Bank, or LSB contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-FL or ST-Bank, on the one hand, and LSB, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-FL, ST-Bank, LSB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE XI

                                 MISCELLANEOUS


         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-FL, ST-Bank and LSB with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including that letter of intent between the parties dated January 12, 1996, as amended. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                 If to LSB:

                          Express Mail Address:

                          Lake State Bank
                          21780 State Road 54
                          Lutz, Florida
                          Attention:  ________
                          Fax __________

                          Mailing Address:

                          Lake State Bank
                          Post Office Box 1493
                          Land O'Lakes, Florida  34639

                 with a copy to:

                          Schrader, Johnson Anvil & Broch, P.A.
                          37837 Meridian Avenue
                          Suite 314
                          Lake City, Florida  33525
                          Attention:  Leonard H. Johnson
                          Fax (904) 567-6813


                 If to ST-Bank, ST-FL or SouthTrust, then to:

                          SouthTrust Corporation
                          420 North 20th Street
                          Birmingham, Alabama 35203
                          Attention:  Mr. Frederick W. Murray, Jr.
                          Fax (205) 254-5022

                 with a copy to:

                          Bradley, Arant, Rose & White
                          1400 Park Place Tower
                          2001 Park Place
                          Birmingham, Alabama 35203
                          Attention:  C. Larimore Whitaker, Esq.
                          Fax (205) 252-0264

                 All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. Expenses incurred by LSB on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida without respect to its conflicts of laws principles.

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. Any matter disclosed in any of the Schedules to the Agreement shall be deemed incorporated by reference into each other Schedule thereto and disclosed in each such Schedule.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]
                                                       LAKE STATE BANK


                                               By:  /s/ Frederick A. Meyer
                                                    ----------------------------
ATTEST                                              Its Chief Executive Officer

 /s/ Marti J. Warren
- ------------------------------
         Its Secretary

[CORPORATE SEAL]
                                                     SOUTHTRUST BANK OF FLORIDA,
                                                       NATIONAL ASSOCIATION

                                               By:  /s/ Charles E. Hughes
                                                    ----------------------------
ATTEST                                              Its Chief Executive Officer

 /s/ Roger G. Clarke
- ------------------------------
         Its Secretary

[CORPORATE SEAL]
                                                 SOUTHTRUST OF FLORIDA, INC.


                                               By:  /s/ William L. Prater
                                                    ----------------------------
ATTEST:                                                  Its Vice President

 /s/ A. D. Barnard
- ------------------------------
    Its Assistant Secretary

[CORPORATE SEAL]


                                                   SOUTHTRUST CORPORATION


                                               By:  /s/ James W. Rainer, Jr.
                                                    ----------------------------
ATTEST:                                             Its Executive Vice President

 /s/ A. D. Barnard
- ------------------------------
         Its Secretary

                        AGREEMENT AND PLAN OF MERGER OF
                          SOUTHTRUST BANK OF FLORIDA,
                           NATIONAL ASSOCIATION WITH
                                LAKE STATE BANK

                               LIST OF SCHEDULES
            --------------------------------------------------------


Disclosure Schedule 3.3(e)
Disclosure Schedule 3.4
Disclosure Schedule 3.5
Disclosure Schedule 3.7
Disclosure Schedule 3.10
Disclosure Schedule 3.11
Disclosure Schedule 3.12(a)
Disclosure Schedule 3.13(a)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(b)
Disclosure Schedule 3.16
Disclosure Schedule 3.20
Disclosure Schedule 3.23
Disclosure Schedule 4.5
Disclosure Schedule 4.8

                                                                       EXHIBIT B
                                 NATIONAL BANKS
                            CONSOLIDATION AND MERGER


Title 12 United States Code

Section  215A.   MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS.

         (b)     Dissenting shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

         (c)     Valuation of shares

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

         (d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

         If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                       EXHIBIT C
                                 May 10, 1996



Lake State Bank
21780 State Road 54
Lutz, FL  33459

         Re: Agreement and Plan of Merger of Lake State Bank with SouthTrust Bank of Florida, N.A., joined in by SouthTrust of Florida, Inc. and SouthTrust Corporation

Ladies and Gentlemen:

                 You have requested the opinion of Bradley, Arant, Rose & White, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated February 12, 1996, (the "Merger Agreement"), by and between SouthTrust Bank of Florida, National Association, a national banking association ("ST-Bank"), and Lake State Bank, a Florida banking corporation ("Lake State"), joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and by SouthTrust. Specifically, you have requested us to opine that the merger of Lake State with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Lake State upon the receipt solely of SouthTrust voting common stock in exchange for their Lake State common stock upon consummation of the Merger.

                 This opinion is being rendered pursuant to your request and for the benefit of your shareholders, and pursuant to Section 9.8 of the Merger Agreement and the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which is being filed today on SouthTrust's behalf with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                 In rendering the opinion set forth below, we have examined and relied upon the originals or copies of the Merger Agreement, and upon the representations given to us by letter from Lake State of even date herewith, and by letter from SouthTrust of even date herewith, each as described in the representations section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Lake State and SouthTrust included in the Merger Agreement and the Representation Letters.


                                     FACTS

                 Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-FL and ST-FL will own 100% of the capital stock of ST-Bank.

                 SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-FL and ST-Bank, that file consolidated federal income tax returns on the calendar year basis. As of December 31, 1995, SouthTrust had 88,398,198 shares of common stock issued and outstanding; SouthTrust's common stock is publicly held and publicly traded through the Automated Quotation System of the National Association of Securities Dealers, Inc. - National Market System ("NASDAQ").

                 ST-FL is a Florida corporation all of the capital stock of which is held by SouthTrust, which includes ST-FL in its consolidated federal income tax return.

                 ST-Bank is a national banking association organized pursuant to the laws of the United States. As of December 31, 1995, ST-Bank had 150,000 shares outstanding, all of which will be held by ST-FL as of the Effective Time of the Merger. ST-Bank is included in the consolidated federal income tax return of SouthTrust. ST-Bank has no subsidiaries.

                 Lake State is a banking corporation organized pursuant to the laws of the State of Florida. As of December 31, 1995, Lake State had 316,332 shares of common stock issued and outstanding, and there has been no change in the number of Lake State common shares outstanding as of the date hereof. Lake State has no subsidiaries. Lake State is an accrual method taxpayer using a calendar year accounting period.


                           THE PROPOSED TRANSACTIONS

                 Pursuant to the Merger Agreement, the following transactions will take place:

                 (1) ST-FL will acquire all of the assets and liabilities of Lake State in exchange for voting common stock of SouthTrust in a transaction in which ST-FL directs that all of the assets and liabilities of Lake State will be transferred to ST-Bank by means of a statutory merger of Lake State into ST-Bank pursuant to the Merger Agreement.

                 (2) Lake State will merge with and into ST-Bank in accordance with Sections 655.412 and 658.40 through 658.45 of the Florida Code and in accordance with 12 U.S.C. Section 215a, and ST-Bank shall be the surviving corporation. ST-Bank will acquire all of the assets and assume all of the liabilities of Lake State, and the separate corporate existence of Lake State will terminate.

                 (3) Each share of Lake State stock issued and outstanding at the Effective Time of the Merger will be exchanged for 0.84 shares of SouthTrust common stock as set forth in Section 2.1(b) of the Merger Agreement.

                 (4) No fractional shares of SouthTrust stock will be issued in the Merger; each Lake State shareholder who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                 (5) Any shareholder who dissents from the Merger will be entitled to receive the appraisal value of his or her shares in cash. The obligations of SouthTrust, ST-FL and ST-Bank to consummate the merger are subject to the condition, among others, that the holders of not more than 5.0% of the outstanding Lake State shares shall have elected to exercise their right to dissent from the Merger. Immediately prior to the Effective Time of the Merger, Lake State will establish an escrow account with an amount of cash equal to One Hundred and Fifty Percent (150%) of the value of SouthTrust shares which the dissenting shareholders would have been entitled to receive in the Merger but for the exercise of their rights of dissent (the "Dissent Escrow"). The escrow agent will disburse the escrowed funds to the dissenting shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement will be remitted to ST-Bank as the surviving corporation.


                                REPRESENTATIONS

                 Lake State and SouthTrust each have made certain written representations to us by letters each of even date herewith (the
"Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinion expressed below.

                                    OPINION

                 Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we are of the opinion that:

                 1. For federal income tax purposes the Merger will be viewed as an acquisition by ST-FL of substantially all of the assets of Lake State solely in exchange for SouthTrust voting common stock and the assumption of all the liabilities of Lake State by ST-FL, followed by the transfer of the assets of Lake State to ST-Bank and the assumption by ST-Bank of the liabilities of Lake State.

                 2. The acquisition by ST-FL of substantially all of the assets of Lake State in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-FL of Lake State' liabilities, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Lake State. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-FL of substantially all of the assets of Lake State will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Lake State that were acquired by ST-FL are transferred to ST-Bank. SouthTrust, ST-FL and Lake State each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The requirement under Section 368(a)(2)(G) of the Code that Lake State distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-FL of the merger consideration directly to the holders of Lake State Common Stock, and by reason of the cessation of the separate corporate existence of Lake State pursuant to the Merger Agreement and the applicable provisions of the Florida Code.

                 3. No gain or loss will be recognized by the shareholders of Lake State upon the receipt of SouthTrust voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of Lake State stock.

                 4. The basis of the SouthTrust voting common stock to be received by the Lake State shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Lake State stock surrendered in the exchange.

                 5. The holding period of the shares of SouthTrust voting common stock (including any fractional share interests to which they may be entitled) received by the shareholders of Lake State will include the period during which the stock of Lake State surrendered in exchange therefor was held, provided that the shares of Lake State stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.

                 6. Lake State shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Lake State stock, subject to the provisions and limitations of Section 302 of the Code. Those Lake State shareholders who hold no SouthTrust stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for Lake State stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the Lake State shares surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the Lake State stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered Lake State shares were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered Lake State shares where held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                 7. The payment of cash to a Lake State shareholder in lieu of issuing a fractional share interest in SouthTrust stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided that such redemption is not essentially equivalent to a dividend.

                 This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-FL or ST-Bank other than those expressly stated in the above opinion. Our opinion, as stated above, is based upon our analysis of the Code, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinion.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Considerations" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.

                                              Yours very truly,


                                              /s/ Bradley, Arant, Rose & White

                                LAKE STATE BANK
                              27180 STATE ROAD 54
                              LUTZ, FLORIDA 33549


         PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS -- {_______}, 1996

     (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LAKE STATE BANK)

                 The undersigned shareholder of Lake State Bank ("Lake State") hereby appoints {_________} and {____________}, and each of them, with full power of substitution, as proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of the Shareholders of Lake State to be held in Lutz, Florida, on {_______________}, 1996, at {______} a.m., local time, or at any adjournment thereof:

                 (1) PROPOSAL TO MERGE LAKE STATE INTO SOUTHTRUST BANK OF FLORIDA, N.A.

                 FOR [ ]          AGAINST [ ]               ABSTAIN [ ]

                 With respect to the approval of that certain Agreement and Plan of Merger (the "Merger Agreement"), between Lake State, and SouthTrust Bank of Florida, N.A., ("ST-Bank") and joined into by SouthTrust Corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a wholly-owned subsidiary of SouthTrust and the parent of ST-Bank ("ST-FL"), and pursuant to which Lake State will be merged into ST-Bank and each share of common stock of Lake State outstanding as of the Effective Time of the Merger shall be converted into the right to receive 0.84 shares of common stock of SouthTrust, as described in more detail in the Proxy Statement/Prospectus dated May {____}, 1996; and

                 (2) IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL (1).


Dated:                       , 1996
       ----------------------
                                          --------------------------------------
                                              (Signature(s) of Shareholder)


                                          --------------------------------------
                                                   (co-owner, if any)

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Certificate of Incorporation and the Bylaws of Registrant provide that Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he not be adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed as part of this Registration
Statement:

  2 Agreement and Plan of Merger among SouthTrust Bank of Florida, National Association, SouthTrust Corporation, SouthTrust of Florida, Inc., and Lake State, as amended (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this Registration Statement).
*  3(a)   Composite Restated Bylaws of SouthTrust Corporation which was filed as Exhibit 4(e) to the Registration Statement on Form
          S-4 of SouthTrust Corporation (Registration No. 33-61557).
   3(b) Composite Restated Certificate of Incorporation of SouthTrust Corporation (included as Exhibit 4(f)).
*  4(a)   Certificate of Adoption of Resolutions designating Series A
          Junior Participating Preferred Stock, adopted February 22,
          1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 1-3613).
*  4(b)   Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights
          Agent, which was filed as Exhibit 1 to SouthTrust
          Corporation's Registration Statement on Form 8-A (File No.
          1-3613).
*  4(c)   Indenture, dated as of May 1, 1987 between SouthTrust
          Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
          Statement on Form S-3 (Registration No. 33-13637).
*  4(d)   Subordinated Indenture, dated as of May 1, 1992, between
          SouthTrust Corporation and Chemical Bank, which was filed as
          Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-44857).
*  4(e)   Composite Restated Bylaws of SouthTrust Corporation which was filed as Exhibit 4(e) to the Registration Statement on Form
          S-4 of SouthTrust Corporation (Registration No. 33-61557).
   4(f)   Composite Restated Certificate of Incorporation of SouthTrust
          Corporation.
   5 Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
   8 Opinion of Bradley, Arant, Rose & White regarding certain tax matters (included as Exhibit C to the Proxy Statement/Prospectus filed as part of this Registration Statement).
   23(a)  Consent of Arthur Andersen, LLP.
   23(b)  Consent of Coopers & Lybrand, LLP.
   23(c)  Consent of Bradley, Arant, Rose & White
          (included in Exhibit 5).
   23(d)  Consent of Bradley, Arant, Rose & White (included in Exhibit 8).
   24     Powers of Attorney.


- ------------------------------
*   Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

  (a)     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)     (1)    The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 9, 1996.


                                             SOUTHTRUST CORPORATION


                                     By: /s/ WALLACE D. MALONE, JR.
                                         ---------------------------
                                         Its Chairman of the Board of Directors,
                                         Chief Executive Officer and President



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



             Signature                                            Title                        Date
             ---------                                            -----                        ----
/S/ WALLACE D. MALONE, JR.                              Chairman, Chief Executive            May 9, 1996
- ------------------------------------                   Officer, President, Director
      Wallace D. Malone, Jr.


/S/ AUBREY D. BARNARD                                    Secretary, Treasurer and            May 9, 1996
- ------------------------------------                      Controller (Principal
        Aubrey D. Barnard                                     Accounting and
                                                            Financial Officer)


                *                                                Director                    May 9, 1996
- ------------------------------------
      Allen J. Keesler, Jr.


                *                                                Director                    May 9, 1996
- ------------------------------------
         Herbert Stockham


                *                                                Director                    May 9, 1996
- ------------------------------------
          T. W. Mitchell


                *                                                Director                    May 9, 1996
- ------------------------------------
        Charles G. Taylor


                *                                                Director                    May 9, 1996
- ------------------------------------
        William C. Hulsey


                *                                                Director                    May 9, 1996
- ------------------------------------
         John M. Bradford


                *                                                Director                    May 9, 1996
- ------------------------------------
    Wm. Kendrick Upchurch, Jr.


- ------------------------------------                             Director                    May ___, 1996
        H. Allen Franklin


                *                                                Director                    May 9, 1996
- ------------------------------------
         F. Crowder Falls



*/S/ WILLIAM L. PRATER                                                                       May 9, 1996
- ------------------------------------
        William L. Prater
       as Attorney-in-fact


                              INDEX TO EXHIBITS


                                                                                               PAGE IN
                                                                                            SEQUENTIALLY
EXHIBIT                                                                                       NUMBERED
  NO.                                    DESCRIPTION                                           FILING
- ------                                   -----------                                           ------
   2             Agreement and Plan of Merger among SouthTrust Bank of Florida,
                 National Association, SouthTrust Corporation, SouthTrust of
                 Florida, Inc., and Lake State, as amended (included as Exhibit
                 A to the Proxy Statement/Prospectus filed as part of this
                 Registration Statement).
*  3(a)          Composite Restated Bylaws of SouthTrust Corporation which was filed as Exhibit 4(e) to the Registration Statement on Form
                 S-4 of SouthTrust Corporation (Registration No. 33-61557).
   3(b)          Composite Restated Certificate of Incorporation of SouthTrust
                 Corporation (included as Exhibit 4(f)).
*  4(a)          Certificate of Adoption of Resolutions designating Series A
                 Junior Participating Preferred Stock, adopted February 22,
                 1989, which was filed as Exhibit 1 to SouthTrust Corporation's
                 Registration Statement on Form 8-A (File No. 1-3613).
*  4(b)          Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights
                 Agent, which was filed as Exhibit 1 to SouthTrust
                 Corporation's Registration Statement on Form 8-A (File No.
                 1-3613).
*  4(c)          Indenture, dated as of May 1, 1987 between SouthTrust
                 Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
                 Statement on Form S-3 (Registration No. 33-13637).
*  4(d)          Subordinated Indenture, dated as of May 1, 1992, between
                 SouthTrust Corporation and Chemical Bank, which was filed as
                 Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of
                 SouthTrust Corporation (Registration No. 33-44857).
*  4(e)          Composite Restated Bylaws of SouthTrust Corporation which was filed as Exhibit 4(e) to the Registration Statement on Form
                 S-4 of SouthTrust Corporation (Registration No. 33-61557).
   4(f)          Composite Restated Certificate of Incorporation of
                 SouthTrust Corporation.
   5             Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
   8             Opinion of Bradley, Arant, Rose & White regarding certain tax matters (included as Exhibit C to the Proxy Statement/
                 Prospectus filed as part of this Registration Statement).
   23(a)         Consent of Arthur Andersen, LLP.
   23(b)         Consent of Coopers & Lybrand, LLP.
   23(c)         Consent of Bradley, Arant, Rose & White (included in Exhibit
                 5).
   23(d)         Consent of Bradley, Arant, Rose & White (included in Exhibit
                 8).
   24            Powers of Attorney.



- ------------------------------
*   Incorporated by reference.